SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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OGE ENERGY CORP.
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OGE ENERGY CORP.

PRELIMINARY PROXY STATEMENT

Proxy Statement
and Notice of Annual Meeting

May 20, 2021

OGE Energy Corp.

April 5, 2021

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of OGE Energy Corp. to be held virtually via the Internet. The meeting will be held at 10:00 a.m. CDT on Thursday, May 20, 2021 and as a shareholder you will be able to log in to the virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/OGE2021.

The Board of Directors determined to hold a virtual annual meeting in light of continuing concerns related to coronavirus (COVID-19). We believe a remote or virtual meeting will facilitate shareholder attendance, voting and participation while safeguarding the health and well-being of our shareholders, Board and management.

For details on how to access the virtual meeting, please see the information under the caption "Participation in the Virtual Annual Meeting" below.

The matters to be voted on at the meeting are listed in the Notice of Annual Meeting of Shareholders on the next page and described in detail in this Proxy Statement on the following pages.

We continue to take advantage of U.S. Securities and Exchange Commission rules that allow public companies to furnish proxy materials to their shareholders on the Internet. Consequently, we are mailing to our shareholders of record a Notice of Internet Availability of Proxy Materials instead of a paper copy of the 2021 proxy statement and our 2020 annual report. We believe that this will provide you, our shareholders, with the information you need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the virtual meeting online, please vote your shares or direct your vote by following the instructions described in your proxy card or in the Notice of Internet Availability of Proxy Materials you received in the mail. Your vote will be greatly appreciated. Brokers will not be able to vote their customers' shares for the election of directors, for the advisory vote on executive compensation, for the amendment of the restated certificate of incorporation and by-laws to permit the shareholders to act by written consent or for the shareholder proposal unless their customers return voting instructions. Therefore, if your shares are held in street name by your bank or broker, it is important for you to return your voting instructions in order that your shares are voted for these matters.

Your continued interest in the Company is most encouraging and, on behalf of our Board of Directors and employees, I want to express our gratitude for your confidence and support.

Very truly yours,

Sean Trauschke
Chairman of the Board, President and Chief Executive Officer

Notice
2021 Annual Meeting of Shareholders

MEETING DATE:     Thursday, May 20, 2021     LOCATION: Online at
MEETING TIME: 10:00 a.m. CDT                 www.virtualshareholdermeeting.com/OGE2021
RECORD DATE: Tuesday, March 22, 2021

Shareholders owning OGE Energy Corp. common stock at the close of business on the Record Date, or their legal proxy holder, are entitled to vote at the Annual Meeting. The items for this year's annual meeting include:

ANNUAL MEETING BUSINESS

Proposal			Board Recommendation	Page
1	Elect 10 directors	☑	FOR each director nominee	16
2	Ratify the appointment of Ernst & Young LLP as our principal independent accountants for 2021	☑	FOR	23
3	Hold an advisory vote to approve named executive officer compensation	☑	FOR	24
4	Amendment of the restated certificate of incorporation and by-laws permitting shareholders to act by written consent	☑	FOR	26
5	Shareholder proposal regarding simple majority vote	☒	AGAINST	28
6	Attend to any other business properly presented at this meeting

On or about April 5, 2021 we mailed to our shareholders either (1) a Notice of Internet Availability of Proxy Materials or (2) a copy of our proxy statement, a proxy card and our 2020 annual report.

2021 Virtual Annual Meeting. In light of continuing concerns related to coronavirus (COVID-19), we believe that the right choice for OGE Energy Corp., its shareholders, Board and management, is to hold a virtual annual meeting again this year. We encourage you to access the meeting following the directions in the section "Participation in the Virtual Annual Meeting" of the proxy statement. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Shareholder List. During the meeting, the list of shareholders entitled to vote at the meeting will be available by visiting www.virtualshareholdermeeting.com/OGE2021 and entering your 16-digit control number and clicking on "Registered Shareholder List." For ten days prior to the meeting, a list of shareholders entitled to vote at the meeting will be available at our offices at 321 North Harvey, Oklahoma City, Oklahoma 73102. Please contact the undersigned, as Corporate Secretary, at (405) 553-3622 if you wish to inspect the list of shareholders prior to the Annual Meeting of Shareholders.

Proxy Voting. Your vote is important. Whether or not you plan to attend the virtual annual meeting online, please vote promptly. You may vote your shares in advance of the meeting via the Internet, by telephone or by mail, or by attending and voting online at the 2021 Annual Shareholders Meeting. Please refer to the section "General Information about the Annual Meeting and the Proxy Materials," of the proxy statement for detailed voting instructions.

By Order of the Board of Directors,

Patricia D. Horn
Vice President - Governance and Corporate Secretary
April 5, 2021
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2021. The Company's notice of annual meeting of shareholders and proxy statement and 2020 annual report to shareholders are available on the Internet at www.proxyvote.com.

Proxy Statement

April 5, 2021
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND THE PROXY MATERIALS

Introduction
The Annual Meeting of Shareholders of OGE Energy Corp. (the "Company") will be held on May 20, 2021, at 10:00 a.m. CDT. The meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/OGE2021. At the meeting, we intend to present the first five items in the accompanying notice of annual meeting for action by the owners of the Company's common stock, par value $0.01 per share ("Common Stock"). The Board of Directors does not now know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

Your Board of Directors is providing you these proxy materials in connection with the solicitation of your proxy for use at the Annual Meeting of Shareholders. When you vote by Internet, telephone or mail (all as more particularly described below), you appoint Sean Trauschke and Judy R. McReynolds as your representatives at the Annual Meeting of Shareholders. Mr. Trauschke and Ms. McReynolds will vote your shares, as you have instructed them, at the Annual Meeting of Shareholders. This way, your shares will be voted whether or not you attend and participate in the virtual Annual Meeting of Shareholders online. Even if you plan to attend and participate in the virtual Annual Meeting of Shareholders online, it is a good idea to vote your shares in advance of the meeting, just in case your plans change. If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Trauschke and Ms. McReynolds will vote your shares, under your proxy, in accordance with their best judgment.

Participation in the Virtual Annual Meeting

As indicated above, we are holding a virtual annual meeting this year. The Board of Directors determined to hold a virtual annual meeting again this year in light of continuing concerns related to coronavirus (COVID-19), and we believe this will facilitate shareholder attendance and participation by enabling shareholders to participate from any location and at no cost. We believe it will enable engagement with our shareholders while safeguarding the health of our shareholders, Board and management.

You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/OGE2021. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., CDT. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:30 a.m., CDT, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

We want to provide our shareholders with the same rights and opportunities to participate as they would at an in-person annual meeting. Shareholders will be able to attend the meeting online, vote their shares electronically and may submit questions during the meeting by visiting www.virtualshareholdermeeting.com/OGE2021. We will try to answer, as time permits, as many shareholder-submitted questions that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters, are otherwise inappropriate or fail to comply with the meeting rules of conduct. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Internet Availability of Proxy Materials
We continue to take advantage of the "Notice and Access" rules adopted by the U.S. Securities and Exchange Commission ("SEC") that allow public companies to deliver to their shareholders a Notice of Internet Availability of Proxy Materials and to provide Internet access to the proxy materials and annual reports to shareholders.
Accordingly, on or about April 5, 2021, we will begin mailing to our shareholders of record a Notice of Internet Availability of Proxy Materials instead of a paper copy of the 2021 proxy statement and our 2020 annual report. The Notice of
2021 Proxy Statement OGE Energy Corp. 1

Internet Availability of Proxy Materials will include instructions on accessing and reviewing our proxy materials and our 2020 annual report to shareholders on the Internet and will provide instructions on submitting a proxy on the Internet.
At the time we begin mailing our Notice of Internet Availability of Proxy Materials, we will also first make available on the Internet at www.proxyvote.com our notice of annual meeting, our proxy statement and our 2020 annual report to shareholders. Any shareholder may also request a printed copy of these materials by any of the following methods:

Internet at www.proxyvote.com;

e-mail at sendmaterial@proxyvote.com; or

telephone at 1-800-579-1639.

Pursuant to the SEC rules, our 2020 annual report to shareholders, which includes our audited consolidated financial statements, is not considered a part of, and is not incorporated by reference in, our proxy solicitation materials.

Voting Procedures
You may vote by mail, by telephone, by Internet, or online during the meeting. Please refer to the summary instructions below and those included on your Notice of Internet Availability of Proxy Materials or your proxy card or, for shares held in street name, the voting instruction card you received from your broker or nominee. To vote by mail, simply complete and sign the proxy card and mail it in the prepaid and pre-addressed envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted FOR the 10 named nominees for director, FOR the ratification of Ernst & Young LLP as the Company's principal independent accountants for 2021, FOR the approval of our named executive officer compensation in connection with the advisory vote on executive compensation, FOR the amendment of the restated certificate of incorporation and by-laws to permit shareholders to act by written consent and AGAINST the shareholder proposal regarding simple majority vote.
Shareholders of record also may vote by the Internet or by using the toll-free number listed on your Notice of Internet Availability of Proxy Materials or the proxy card. Telephone and Internet voting also is available to shareholders who hold their shares in the Automatic Dividend Reinvestment and Stock Purchase Plan ("DRIP/DSPP") and the Company's qualified defined contribution retirement plan (the "401(k) Plan"). The telephone voting and Internet voting procedures are designed to verify shareholders through use of an identification number that will be provided to you. These procedures allow you to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone or by the Internet, you do not have to mail in your proxy card. Please see your Notice of Internet Availability of Proxy Materials or your proxy card for specific instructions. Internet and telephone voting are available until 11:59 P.M. Eastern time on the day before the Annual Meeting of Shareholders for shares held directly and by 11:59 P.M. Eastern time on May 17, 2021 for shares held in a Plan. During the meeting, you may vote online by following the instructions at www.virtualshareholdermeeting.com/OGE2021. Have your Notice, proxy card or voting instruction form available when you access the virtual meeting web page.

Only shareholders of record or their legal proxy holders as of the record date may attend the annual meeting. To attend and participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. No recording of the annual meeting will be permitted.

Revocation of Proxy

If you change your mind after voting your proxy, you can revoke your proxy and change your vote at any time before the polls close at the meeting. You can revoke your proxy by either signing and sending another proxy with a later date, by voting via Internet, by telephone or by voting online during the meeting. Alternatively, you may provide a written statement to the Company (attention Patricia D. Horn, Vice President - Governance and Corporate Secretary) revoking your proxy.

Record Date; Number of Votes
If you owned shares of the Company's Common Stock at the close of business on March 22, 2021, you are entitled to one vote per share upon each matter presented at the meeting.
As of February 25, 2021, there were 200,021,161 shares of the Company's Common Stock outstanding. The Company does not have any other outstanding class of voting stock. Other than as described below under the heading "Security Ownership," no person holds of record or, to our knowledge, beneficially owns more than five percent of the Company's Common Stock.
2 OGE Energy Corp. 2021 Proxy Statement

Expenses of Proxy Solicitation
We will pay all costs associated with preparing, assembling, mailing and distributing the proxy cards and proxy statements except that certain expenses for Internet access may be incurred by you if you choose to access the proxy materials and/or vote via the Internet. We also will reimburse brokers, nominees, fiduciaries and other custodians for their expenses in forwarding proxy materials to shareholders. Officers and other employees of the Company may solicit proxies by mail, personal interview, telephone and/or Internet. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation of proxies, at a fee of $10,500 plus associated costs and expenses. Our employees will not receive any additional compensation for soliciting proxies.

Mailing of Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report

A Notice of Internet Availability of Proxy Materials or this proxy statement, the enclosed proxy and Annual Report are being distributed on or about April 5, 2021 to all of our shareholders who owned Common Stock on March 22, 2021.

Voting Under Plans
If you are a participant in our DRIP/DSPP, your proxy will represent the shares held on your behalf under the DRIP/DSPP and such shares will be voted in accordance with the instructions on your proxy. If you do not vote your proxy, your shares in the DRIP/DSPP will not be voted.
If you are a participant in our 401(k) Plan, you will receive a voting directive for shares allocated to your account. The trustee will vote these shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares in the same proportion that all plan shares are voted.

Internet and telephone voting are available until 11:59 P.M. Eastern time on May 17, 2021 for shares held in a Plan.

Voting of Shares Held in Street Name by Your Broker
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend and participate in the virtual Annual Meeting of Shareholders and vote your shares online during the meeting. In order to vote your shares online during the meeting, you must provide your 16-digit control number.
Brokerage firms have authority under New York Stock Exchange ("NYSE") rules to vote customers' shares for which they have not received voting instructions on certain "routine" matters, but may not vote for non-routine matters unless they have received voting instructions. Routine matters include the ratification of the Company's principal independent accountants. However, the election of directors, the advisory vote on named executive officer compensation, the amendment of the certificate of incorporation and by-laws and the shareholder proposal are not considered "routine" matters. Therefore, if you do not provide voting instructions, your brokerage firm may not vote your shares on such non-routine matters. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers' shares for which it has not received voting instructions on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting, but these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.
In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

ENVIRONMENTAL AND SOCIAL STEWARDSHIP

Environmental. Our wholly-owned electric utility, Oklahoma Gas and Electric Company ("OG&E"), serves more than 867,000 customers in a service territory spanning 30,000 square miles in Oklahoma and Western Arkansas. As the largest electric utility provider in Oklahoma, we have a dual responsibility to provide safe, reliable and reasonably priced power while protecting the environment. OG&E owns 15 power stations capable of providing 7,120 megawatts of electricity provided by generating units that rely on natural gas (67 percent), low-sulfur western coal (22 percent), dual fuel (4 percent) and renewable wind and solar (7 percent).

2021 Proxy Statement OGE Energy Corp. 3

In recent years, we have been on a path of evaluating and determining the mix of renewables and lower carbon emission generating resources that will complement our generation of electricity in a cost effective and reliable manner. Since 2006, we have added to our portfolio 791 MWs of wind energy resources, including through purchased power agreements. Our first solar farm, which was also the first in Oklahoma, was completed in 2015. We now have a total of four solar farms, with a total capacity of 22.5 MWs, with a fifth solar farm (5 MW) currently under construction.

In addition to shifts in the way we generate electricity, we voluntarily invest in energy efficiency programs, initiatives and technology that help reduce environmental impacts, and we provide our customers with a range of innovative options to manage their energy consumption, many made possible by the installation of smart meters across OG&E's service territory. Our collective actions to date have had an impact. Our carbon dioxide (CO2) emissions have decreased by over 40 percent from 2005 levels. By 2030, we expect to reduce our CO2 emissions to 50 percent below our 2005 levels. Similarly, sulfur dioxide and nitrogen oxide emissions have decreased, from 2005 levels, by approximately 90 percent and 75 percent, respectively. Between 2030 and 2050, we expect to retire 95 percent of our current fossil-fueled generation, cost-effectively meeting our capacity requirements by replacing generation as it is retired with cleaner and more efficient technology.

Additional information about our environmental and social stewardship initiatives can be found on our website at https://www.ogeenergy.com/environmental-stewardship/. Information on our website is not incorporated by reference into this proxy statement.

Social. We have been deeply engaged in the communities we serve for our entire 119-year history, supporting the growth and well-being of our economies, customers, and our employees.

As one of the largest employers in our service territory, we are committed to attracting, retaining and developing a high quality, diverse workforce and creating a safe, inclusive and productive work environment. We have a broad pipeline of diverse candidates for our workforce prepared to serve our communities due to, among other things, our partnerships with universities and technical colleges as well as U.S. military recruiters. As an example, we have also increased the female representation among our officers and management-level directors to 27 percent, a significant increase from 18 percent just five years ago.

We directly contribute to our communities in a number of ways, including through the OGE Energy Corp Foundation, Company and employee contributions to the United Way and various other partnerships and sponsorships. As part of our COVID-19 support for our communities in need, we provided a significant increase in funding to support local non-profit and civic organizations, businesses and customers, contributing over $2.2 million through the OGE Energy Foundation. This was especially important in 2020 when many non-profits struggled to provide for all the needs presented. Another way that the Company assists in our communities is by the volunteer hours donated by our employees. In a typical year, our employees annually spend nearly 20,000 hours volunteering their time and energy in the communities we serve. Additionally, our economic development leaders work closely with community and business leaders to attract new and diverse industries and jobs to our service area.

Safety. Employee safety is paramount in the work we perform. All of our employees are trained in our safety culture and procedures. We track our safety performance and benchmark ourselves to our safety peer utility group, the Southeast Electric Exchange (SEE), a group of sixteen electric utility companies. Our last five years' safety performance has been the safest in Company history. In 2018, the Company was awarded the SEE's top safety performance, earning the SEE Total Company Top Performance Safety Award. For 2020, our SEE incident rate was a 40 percent improvement from our 2019 performance. In comparing the five-year average SEE safety performance trends, our safety performance places the Company in the top quartile of performance. We continue to analyze trends and engage in discussions with our employees, creating a dialogue to enhance safety performance and work towards our ultimate goal, an incident and injury-free workplace. In 2020, the Company began a new emphasis in safety with our employees and the public. In response to the COVID-19 pandemic and in order to promote the safety of our employees and the continuity of utility service, we implemented significant health and safety procedures, including significant COVID protections, qualified health professional assessments to test, trace and quarantine employees on a daily basis, work from home (or rotational procedures where appropriate) and access to additional personal protective equipment.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board of Directors of the Company operates pursuant to a set of written Corporate Governance Guidelines ("Guidelines") that set forth the Company's corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates. The Guidelines state that the primary mission of the Board of Directors of the Company is to advance the interests of the Company's shareholders by creating a valuable long-term business.

4 OGE Energy Corp. 2021 Proxy Statement

The Guidelines describe Board membership criteria and the Board selection and member orientation process. The Guidelines require that a majority of the directors must be independent and that members of each committee must be independent and state the Board's belief that the chief executive officer ("CEO") should be the only Company executive serving as a director, except as may be part of the succession process described below. The Guidelines also provide that unless approved by the Nominating and Corporate Governance Committee of the Board (the "Nominating and Corporate Governance Committee"), a director will not be nominated to a new term if he or she would be 72 or older at the time of election. The Guidelines further provide that no director may serve on more than three other boards of directors of publicly-held companies without the prior approval of the Nominating and Corporate Governance Committee. In addition, if a director retires from, or has another significant change in, his or her principal employment, the director should submit a letter of resignation for the Board's consideration.
The Guidelines provide that the Compensation Committee of the Board ("Compensation Committee") will evaluate the performance of the CEO on an annual basis and that the Nominating and Corporate Governance Committee will report to the Board at least annually on succession planning, which will include appropriate contingencies in the event the CEO retires or is incapacitated. The Board, with the assistance of the Nominating and Corporate Governance Committee, will evaluate potential successors to the CEO. The Guidelines also provide that the Nominating and Corporate Governance Committee is responsible for overseeing an annual assessment of the performance of the Board and Board committees, as well as for reviewing with the Board the results of these assessments. All of these tasks were completed for 2020.
The Guidelines provide that Board members have full access to officers and employees of the Company and, as necessary and appropriate, the Company's independent advisors, including legal counsel and independent accountants. The Guidelines further provide that the Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary. The Guidelines provide that the independent directors, which include all non-management directors, are to meet in executive session, generally coinciding with regularly scheduled Board meetings. In 2020, the independent directors met in executive session six times.
Our Code of Ethics, which is applicable to all of our directors, officers and employees, and our Corporate Governance Guidelines comply with the applicable SEC rules and the NYSE listing standards. We also have a separate code of ethics that applies to our CEO and our senior financial officers, including our chief financial officer ("CFO") and our chief accounting officer, and that complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of ethics applicable to such officers. The Board has reviewed and will continue to evaluate its role and responsibilities with respect to the legislative and other governance requirements of the NYSE. Our corporate governance materials, including our codes of conduct and ethics, our Guidelines for Corporate Governance and the charters for the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of the Board (the "Audit Committee"), are available for public viewing on the OGE Energy website at www.ogeenergy.com/governance. We will disclose any waivers to our code of ethics that applies to our CEO and our senior financial officers on our website.

Director Independence. The Board of Directors of the Company currently has 11 directors, ten of whom are independent within the meaning of the NYSE listing standards. Our Chairman, President and CEO is the only current director who is not independent. For purposes of determining independence, we have adopted the following standards for director independence in compliance with the NYSE listing standards:

•A director who is or was an employee, or whose immediate family member is or was an executive officer, of the Company or any of our subsidiaries is not independent until three years after the end of such employment relationship;

•A director who received, or whose immediate family member received, more than $120,000 during any 12-month period within the past three years in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any 12-month period of such compensation;

•A director who is a current partner or employee, or whose immediate family member is a current partner, of a firm that is the internal or external auditor of the Company or any of our subsidiaries is not independent;

•A director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of the internal or external auditor of the Company or any of our subsidiaries and who personally worked on the audit of the Company or any of its subsidiaries within that time is not independent;

2021 Proxy Statement OGE Energy Corp. 5

•A director whose immediate family member is a current employee of the internal or external auditor of the Company or any of our subsidiaries and who personally works on the audit of the Company or any of its subsidiaries is not independent;

•A director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another company where, at the same time, any of our or any of our subsidiaries' present executives is or was serving on that company's compensation committee is not independent until three years after the end of such service or the employment relationship;

•A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company's consolidated gross revenues is not independent; and

•No director qualifies as independent unless the Board affirmatively determines that the director has no other relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries) that in the opinion of the Board of Directors could be considered to affect the director's ability to exercise his or her independent judgment as a director.

•With respect to any director who will serve on the Compensation Committee, the Board must also consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by us to such director and (ii) whether such director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries.
For purposes of determining whether the directors met the aforementioned tests and should be deemed independent, the Board concluded that the purchase of electricity from the Company's subsidiary, OG&E, at rates approved by a state utility commission does not constitute a material relationship. Based on this, the Board determined that each of the following members of the Board met the aforementioned independence standards: Frank A. Bozich, James H. Brandi; Peter D. Clarke; Luke R. Corbett; David L. Hauser; Luther C. Kissam, IV; Judy R. McReynolds; David E. Rainbolt; J. Michael Sanner; and Sheila G. Talton. Mr. Trauschke does not meet the aforementioned independence standards because he is the current Chairman, President and CEO and an employee of the Company.

Standing Committees. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent directors who are nominated and approved by the Board. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of, among other things, executive management. Each of these committee charters is available on our website at www.ogeenergy.com/governance. The Board of Directors also has established a standing Executive Committee, whose members are all independent. The duties and responsibilities of these Board committees are reviewed regularly and are outlined below.

Leadership Structure. The Company's Corporate Governance Guidelines discussed above state that the Board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board, with the assistance of the Nominating and Corporate Governance Committee, to make a determination whenever it elects a new CEO.

Sean Trauschke currently serves as Chairman, President and CEO. At the time of his election as Chairman, the Board believed that it was in the best interest of the Company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board still believes this is in the Company's best interest; however, the Board may separate these positions in the future should circumstances change.

In an effort to strengthen independent oversight of management and to provide for more open communication, the independent members of the Board elect a lead director on an annual basis for a one-year term. In last year's proxy statement, we indicated that Mr. Corbett would be assisting in the transition of his lead director responsibilities. Subsequently, the Board of Directors elected Ms. McReynolds as the lead independent director, effective December 1, 2020. Ms. McReynolds has been a Director since 2011 and previously served as chair of the Compensation Committee. The responsibilities of our lead director are set out in our Guidelines and include:

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•Providing leadership to the Board if circumstances arise in which the role of the Chairman and CEO may be, or may be perceived by the lead director or independent directors to be, in conflict;

•Presiding at all meetings of the Board at which the Chairman is not available;

•Organizing, convening and presiding over executive sessions or meetings of the non-management and/or independent directors and promptly communicating the messages and directives approved by such directors at each such session or meeting to the Chairman and CEO;

•Acting as the principal liaison between the independent directors and the Chairman and CEO;

•Reviewing and approving all Board and committee agendas, approving information sent to the Board and providing input to management of the scope and quality of such information and on the Board's information needs;

•Having authority to call a special meeting of the Board or the independent directors at any time, at any place, and for any purpose;

•Being available for consultation and direct communication with our major shareholders;

•Acting as a sounding board and advisor to the Chairman and CEO, including providing guidance to the Chairman and CEO on executing the long-term strategy;

•Setting the agenda for any meeting of independent directors with inputs from other directors;

•Contributing to annual performance review of the Chairman and CEO, and collecting and communicating to the Chairman and CEO the views and recommendations of the independent directors relating to his or her performance other than in connection with the annual performance review;

•Participating in succession planning for the Chairman and CEO and talent retention/development of senior executives;

•Encouraging director participation by fostering environment of open dialogue and constructive feedback among independent directors;

•Helping ensure efficient and effective Board performance and functioning and conducting discussion of annual evaluation of Board performance;

•Ensuring that the Board oversees and periodically reviews the Company's long-term strategy and management's execution of the long-term strategy;

•Overseeing effective functioning of Board committees and providing inputs on functioning of the committee when needed;

•Leading or participating in ad-hoc committees established to deal with extraordinary matters such as investigations, mergers and acquisitions; and

•Performing such other duties as may be assigned from time-to-time by the independent directors.

Audit Committee Financial Expert. The Board has determined that Mr. David L. Hauser, Mr. David E. Rainbolt and Mr. J. Michael Sanner meet the SEC definition of audit committee financial expert. Each of Mr. Hauser, Mr. Rainbolt and Mr. Sanner is an independent director.

Process Related to Executive Officer and Director Compensation. Under the terms of its charter, the Compensation Committee has broad authority to develop and implement the Company's compensation policies and programs for executive officers and Board members. In particular the Compensation Committee is to:

•review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers;

•evaluate the performance of the CEO and the other executive officers in light of the corporate goals and objectives and set compensation levels for the executive officers;
2021 Proxy Statement OGE Energy Corp. 7

•recommend to the Board the approval, adoption and amendment of all incentive compensation plans in which any executive officer participates and all other equity-based plans;

•administer the equity-based incentive compensation plans and any other plans adopted by the Board that contemplate administration by the Compensation Committee;

•approve all grants of stock options and other equity-based awards;

•review and approve employment, severance or termination arrangements for any executive officers;

•review and evaluate the impact of the Company's compensation policies and practices on the Company's risk profile and risk management;

•review and approve all services, including the fees for such services, to be provided to the Compensation Committee or the Company by a compensation consultant and its affiliates; and

•review Board compensation.
The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.
The process for setting director and executive compensation in 2020 involved numerous steps. The Compensation Committee, with the assistance of Mercer (U.S.) Inc. ("Mercer"), approved a peer group of companies for purposes of targeting executive compensation as discussed in the Compensation Discussion and Analysis on page 33. The next step in the process was an annual performance evaluation of each member of the management team. This process entailed for each member of the management team (other than the CEO) a scoring by such individual's supervisor of various competencies, including the individual's management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. These reviews were used by the CEO in making compensation recommendations to the Compensation Committee.
The balance of the process for setting director and executive compensation for 2020 involved actions taken by the Compensation Committee. The Compensation Committee met in December 2019 and February 2020 to address 2020 compensation. At the December 2019 meeting, the Compensation Committee reviewed with the CEO the performance evaluations of each officer (other than the CEO). The Compensation Committee at its December 2019 meeting also reviewed and discussed with the CEO his recommendations for each member of management (other than the CEO) of 2020 salaries, target annual incentive awards (expressed as a percentage of salary) and target long-term incentive awards (also expressed as a percentage of salary). In addition, the Compensation Committee evaluated the CEO's performance at its December 2019 meeting and discussed his potential salary, target annual incentive award and target long-term compensation for 2020. Following these discussions, the Compensation Committee set 2020 salaries and, subject to potential adjustment at its meetings in February 2020, target annual incentive awards and target long-term compensation awards for each officer. The target annual incentive awards and target long-term compensation awards were expressed as percentages of salary. The Company performance goals that needed to be achieved for any payouts of annual incentive awards or certain long-term incentives were not set at the December 2019 meeting but, instead, were left for consideration at the scheduled meeting in February 2020. Senior management in making compensation recommendations for an executive in 2020, and the Compensation Committee in deciding the executive's compensation, used as a primary guideline the median market pay data provided by Mercer for an executive with similar responsibilities in the Company peer group. At its meeting in December 2019, the Compensation Committee also reviewed and set compensation for the directors, which is described below under "Director Compensation."
Prior to the Compensation Committee's meeting in February 2020, the Company's senior management developed recommendations for the Company performance goals that needed to be met in order for any payouts of 2020 annual incentive awards or 2020 long-term performance-based compensation awards to occur.
At the Compensation Committee's meeting in February 2020, the Compensation Committee reviewed with senior management its recommendations and basis for Company performance goals for payouts of 2020 annual incentive awards and long-term performance-based compensation awards. Following this discussion, the Compensation Committee set the 2020
8 OGE Energy Corp. 2021 Proxy Statement

Company performance goals for annual incentive awards and long-term performance-based compensation awards that had to be achieved in order for payouts of such awards to occur. The Compensation Committee also approved the form of the long-term compensation awards, which consisted for officers of performance units and time-based restricted stock units, as well as the amount of performance units and restricted stock units that would be granted.
In 2019, the Compensation Committee engaged Mercer as its executive compensation consultant for 2020. As part of this engagement, Mercer reviewed the Company's current director and executive officer compensation, confirmed the peer group to be used for assessment of director and executive officer compensation and assessed the competitiveness of the Company's director and executive officer compensation. Mercer also provided perspectives on market trends. During 2020, Mercer received $158,875 in fees for director and executive officer compensation advisory services to the Compensation Committee. Separately, Mercer and its affiliates received $15,450 in fees for other services, which related to routine miscellaneous services including annual compensation surveys. The decision to engage Mercer and its affiliates for these other services was reviewed and approved by the Compensation Committee. For the reasons described below, the Compensation Committee does not believe that the provision of these services affected the objectiveness of the executive compensation advice it receives from Mercer. Since the latter half of 2015, the Company has not used Mercer for any services other than the services described above.
Although the Company retains Mercer and its affiliates for other services as described above, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer's or its affiliates' relationships with the Company because of the procedures Mercer and the Compensation Committee have in place. In particular, we have been informed by Mercer that:
•the executive compensation consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•the executive compensation consultant is not responsible for selling other Mercer or affiliate services to the Company; and

•Mercer's professional standards prohibit the individual executive compensation consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations.

In addition:

•the Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•the Compensation Committee reviewed and approved all services, including the fees for such services to be provided to the Compensation Committee or the Company by the executive compensation consultant and its affiliates;

•the executive compensation consultant has direct access to the Compensation Committee without management intervention;

•the Compensation Committee evaluates the quality and objectivity of the services provided by the executive compensation consultant each year and determines whether to continue to retain the consultant; and

•the protocols for the engagement (described below) limit how the executive compensation consultant may interact with management.

While it is necessary for the executive compensation consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when such consultant's advice and recommendations can be shared with management. These protocols are included in the consultant's engagement letter. This approach is intended to protect the Compensation Committee's ability to receive objective advice from the executive compensation consultant so that the Compensation Committee may make independent decisions about executive pay at the Company.

For the reasons discussed above, and after considering certain independence-related factors, including:

•whether Mercer provides other services to the Company;

•fees received by Mercer from the Company;
2021 Proxy Statement OGE Energy Corp. 9

•conflict of interest policies of Mercer;

•any business or personal relationships between the individual executive compensation consultant and members of the Company's Compensation Committee;

•any ownership of the Company's Common Stock by the individual executive compensation consultant; and

•any business or personal relationships between the individual executive compensation consultant or Mercer and an executive officer of the Company,

the Compensation Committee determined that there are no conflicts of interest with respect to the consulting services provided by Mercer.

Risk Oversight. During 2020, the Company's Director of Enterprise Security and Risk served as chair of the Company's Risk Oversight Committee, which consists primarily of corporate officers and is responsible for the overall development, implementation and enforcement of strategies and policies for all market risk management activities of the Company. The Risk Oversight Committee's responsibilities include review of:
•the existing risk exposure and performance of the Company's business units;

•existing credit and market risk measurement methodologies;

•counterparty credit limit structures;

•fuel procurement activities;

•policy change requests; and

•violations of risk policies.

During 2020, the Risk Oversight Committee, through the Director of Enterprise Security and Risk and the Director of Investor Relations, reported to the Audit Committee on the Company's risk profile affecting anticipated financial results, including any significant risk issues. This report was followed by an executive session with the Director of Enterprise Security and Risk at which only members of the Audit Committee and the General Counsel were present. At each quarterly Audit Committee meeting, the Audit Committee also receives a report on compliance with the Company's Code of Ethics, any material pending or threatened litigation or compliance matters, significant regulatory issues or proceedings, and the status of any governmental audits or inquiries.
As noted, the Risk Oversight Committee, in 2020, through its Chair, the Director of Enterprise Security and Risk, presented and reported on the described risk assessment and management activities of the Company and its results to the Board of Directors, including members of the Audit Committee. The Board of Directors reviewed our financial risk exposures and the steps taken to manage and prioritize the risks based on input from the officers responsible for the management of those risks. The Director of Enterprise Security and Risk also presented to the full Board an analysis of expected load changes due to the pandemic during 2020. Other committees of our Board oversee certain areas of risk that pertain to that committee's area of oversight. The Compensation Committee addresses potential risks arising from our general compensation programs for all employees. The Nominating and Corporate Governance Committee periodically reviews and makes recommendations to the Board regarding the Company's plans to address various material events that could affect the Company including enterprise security (cybersecurity) risks and our business continuity program. In 2020, a cybersecurity program update was reviewed and presented to the full Board by the Director of Enterprise Security and Risk. Also, in 2020, an update on our business continuity program was provided to the full Board, and the Sr. Vice President of Operations provided two presentations and updates to the full Board related to the Company's COVID-19 response as part of the Nominating and Corporate Governance Committee's oversight and reporting to the Board on these matters. The Nominating and Corporate Governance Committee also reviews and reports to the Board on the Company's environmental initiatives and compliance strategies, and applicable environmental reports were reviewed by the full Board and presented by the Director of Environmental Affairs during 2020.

Communications with the Board of Directors. Shareholders and other interested parties who wish to communicate with members of the Board, including the lead director or the non-management directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company's principal offices, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We currently do not intend to have the Corporate Secretary screen this correspondence
10 OGE Energy Corp. 2021 Proxy Statement

to the extent it pertains to business matters and are not solicitations, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.

Board Attendance at Annual Meeting of Shareholders. The Company encourages each of its Board members to attend the Annual Meeting of Shareholders, and the directors are expected to attend whenever reasonably possible. All ten of the directors who were nominated for election in 2020 attended online the virtual Annual Meeting of Shareholders in 2020.

Related Party Transaction Policy and Related Party Transactions; Prohibition on Loans. The Company's Code of Ethics provides that all employees, including executive officers, have a duty to avoid financial, business or other relationships that might cause a conflict of interest with the performance of their duties and that employees should conduct themselves in a manner that avoids even the appearance of conflict between personal interests and those of the Company. The Company's Code of Ethics provides, among other things, that (i) conflicts of interest may arise when an individual or someone in his or her immediate family receives improper personal benefits as a result of the employee's position, (ii) employees should not authorize business with any firm in which they, or a member of their immediate family, have a direct or indirect interest and (iii) employees should, as a general rule, avoid accepting a gift or invitation of such value (generally in excess of $100) that acceptance could create, or appear to create, an obligation to a person or company with whom the Company does business. The charter of the Nominating and Corporate Governance Committee provides that the Nominating and Corporate Governance Committee is to consider possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts of interest. Similarly, the charter of the Audit Committee provides that the Audit Committee is to periodically obtain reports regarding compliance with the Company's Code of Ethics. If a conflict is found to exist, the matter will be discussed with the employee and the following options will be considered: (i) the employee will be asked to end the activity that caused the conflict; (ii) realignment of job responsibilities or assignment or (iii) if (i) and (ii) are not possible, employment will be terminated. Only the Board or a committee of the Board can waive this provision for executive officers, and any waiver will be promptly disclosed to the public. The Company's Corporate Governance Guidelines provide that, except for employment arrangements with the CEO, the Company will not engage in transactions with directors or their affiliates if a transaction would cast into doubt the independence of a director, present a conflict of interest or is otherwise prohibited by law, rule or regulation and includes (i) directly or indirectly, any extension, maintenance or renewal of an extension of credit to any director or member of management of the Company and (ii) significant business dealings with directors or their affiliates, substantial charitable contributions to organizations in which a director is affiliated, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board or a Board committee and must be promptly disclosed to the Company's shareholders. The Company does not have a related party transaction policy for persons other than employees and directors and their affiliates. Except as discussed above, the Company has not prescribed any specific standards to be applied when determining whether a conflict exists or whether a waiver of any such conflict should be made. In addition, the Company's Stock Incentive Plan prohibits all loans to executive officers.

Prohibition on Hedging. Our insider trading policy prohibits our directors, executive officers and other designated persons from engaging in hedging or monetization transactions with respect to the Company's securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Our Board reviews our insider trading policy annually.

Auditors; Audit Partner Rotation. As described on page 23, the Company is requesting that the shareholders ratify the selection of Ernst & Young LLP as the Company's principal independent accountants for 2021. The Audit Committee charter provides that the audit partners will be rotated as required by the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines. In an effort to further align management's interests with those of the shareholders, the Compensation Committee recommended, and the Board of Directors has adopted, stock ownership guidelines for the officers of the Company and the Company's Board of Directors. The Compensation Committee reviews the stock ownership guidelines each year, and has, from time to time, revised such guidelines. The terms of these guidelines are explained on page 43 in the Compensation Discussion and Analysis.

Director Qualifications and Nomination Process. It is expected that the Nominating and Corporate Governance Committee will consider nominees recommended by shareholders in accordance with our bylaws. Our bylaws provide that, if you intend to nominate director candidates for election at an Annual Meeting of Shareholders, you must deliver written notice to the Corporate Secretary no later than 90 days in advance of the meeting. The notice must set forth the information concerning you and the nominee(s) that is required in our bylaws.

Our bylaws were also amended in 2017 to permit a shareholder (or group of up to 20 shareholders) owning three percent or more of the Company's Common Stock continuously for at least three years to nominate, and include in the Company's proxy materials for an Annual Meeting of Shareholders, director candidates up to an aggregate limit of the greater of (i) 20 percent (or
2021 Proxy Statement OGE Energy Corp. 11

if such amount is not a whole number, the closest whole number below 20 percent) of the Company's Board of Directors or (ii) two, provided that the shareholder (or group) and each nominee satisfy the requirements specified in the bylaws. In order to utilize these so called "proxy access" provisions, the shareholder must provide notice of such nominations to the Corporate Secretary no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed or released to its shareholders its proxy statement for the prior year's Annual Meeting of Shareholders. For the 2022 annual meeting, this means that the notice must be provided no earlier than November 6, 2021 and no later than December 6, 2021. The requirements relating to nominating shareholders, the nominees and the information to be included in the notice are set forth in our bylaws.

The Nominating and Corporate Governance Committee has not established specific minimum qualities for director nominees or set forth specific qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the Nominating and Corporate Governance Committee considers numerous factors, including judgment, skill, independence, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, experience as an officer or director of another publicly-held corporation, understanding of management trends in general or in industries relevant to the Company, expertise in financial accounting and corporate finance, ability to bring diversity to the group, community or civic service, appropriateness of having a member of management, in addition to the CEO, on the Board as part of the succession planning process, knowledge or expertise not currently on the Board, shareholder perception, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and, in the case of an incumbent director, the individual's level of performance as a director of the Company. No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of the Board at the time of selecting nominees. The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as they evaluate other candidates.

The Nominating and Corporate Governance Committee has no specific policy on diversity other than, as described above, that it is one factor the committee considers when evaluating potential board candidates and incumbent directors for reelection. For purposes of diversity considerations, the Nominating and Corporate Governance Committee includes differences of viewpoint, professional experience, education and other individual qualities as well as race and gender. Female representation among the nominees for election at this year’s annual meeting is 20 percent, including the Lead Director. Racial diversity accounts for 10 percent of the nominees. The needs of the Board and the factors that the Nominating and Corporate Governance Committee considers in evaluating candidates are reassessed on an annual basis, when the committee's charter is reviewed.

In considering individuals for nomination as directors, the Nominating and Corporate Governance Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. Mr. Kissam, who was elected to the Board effective in September 2020, was identified as a potential candidate by a search firm that had been engaged to identify and evaluate potential director candidates. Mr. Kissam was identified as one of several candidates during this process. Following an evaluation of Mr. Kissam's qualifications and interviews of Mr. Kissam by Mr. Trauschke and members of the Nominating and Corporate Governance Committee, Mr. Kissam was recommended by the Nominating and Corporate Governance Committee for election to the Board effective September 1, 2020.
12 OGE Energy Corp. 2021 Proxy Statement

INFORMATION CONCERNING THE BOARD OF DIRECTORS

General. Each member of our Board of Directors serving in 2020 was also a director of OG&E during 2020. The Board of Directors of the Company and OG&E met on seven occasions during 2020. Each director attended at least 83 percent of the total number of meetings of the Boards of Directors and the committees of the Boards on which he or she served during 2020.

Committees. The standing committees of the Company's Board of Directors include a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee and an Executive Committee.
The members of these committees, the general functions of the committees and number of committee meetings in 2020, are set forth below.

Name of Committee and Members	General Functions of the Committee	Number of Meetings in 2020
Compensation Committee:	Oversees	6
Frank A. Bozich	compensation of directors and principal officers
James H. Brandi	executive compensation
Luke R. Corbett	benefit programs
David L. Hauser*
Luther C. Kissam, IV
Judy R. McReynolds
Sheila G. Talton

Audit Committee:	Oversees financial reporting process	4
Peter D. Clarke	evaluate performance of independent auditors
David L. Hauser	select independent auditors
David E. Rainbolt	discuss with internal and independent auditors scope and plans for audits, adequacy and effectiveness of internal controls for financial reporting purposes, and results of their examination
J. Michael Sanner*	review interim financial statements and annual financial statements to be included in Form 10-K and Form 10-Q oversees risk assessment and risk policies

Nominating and Corporate Governance Committee:	Reviews and recommends to the Board	5
Frank A. Bozich	nominees for election as directors
James H. Brandi	membership of director committees
Peter D. Clarke*	succession plans
Luther C. Kissam, IV	various corporate governance issues
David E. Rainbolt	review and report to the Board on environmental initiatives and compliance strategies
J. Michael Sanner	review and make recommendations to the Board regarding plans to address material events that could affect the Company, including cybersecurity and business continuity/pandemic planning
Sheila G. Talton

Executive Committee:	Performs duties of the Board during intervals between Board meetings	—
Peter D. Clarke
David L. Hauser
Judy R. McReynolds**
J. Michael Sanner
* Chair
** Lead Director
2021 Proxy Statement OGE Energy Corp. 13

Mr. Kissam has been a member of the Compensation Committee and the Nominating and Corporate Governance Committee since joining the Board on September 1, 2020. Effective December 1, 2020, Ms. McReynolds became Lead Director, Mr. Hauser became Chair of the Compensation Committee (succeeding Ms. McReynolds), and Mr. Clarke became Chair of the Nominating and Corporate Governance Committee (succeeding Mr. Brandi).

Director Compensation. Compensation of non-management directors of the Company in 2020 included an annual retainer fee of $235,000, of which $105,000 was payable in cash in quarterly installments and $130,000 was deposited in the director's account under the Company's Deferred Compensation Plan and converted to 3,995.0 common stock units based on the closing price of the Company's Common Stock on December 8, 2020. In 2020, the independent directors did not receive additional compensation for attending Board or committee meetings but were instead paid a quarterly cash retainer. The lead director that served in 2020 received an additional $30,000 cash retainer in 2020. The chair of each of the Compensation, Nominating and Corporate Governance and Audit Committees that served in 2020 received an additional $15,000 annual cash retainer in 2020. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E in 2020.
Under the Company's Deferred Compensation Plan, non-management directors may defer payment of all or part of their quarterly and annual cash retainer fees, which deferred amounts in 2020 were credited to their accounts as of the scheduled payment date. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company's Deferred Compensation Plan. In 2020, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company's Common Stock. When an individual ceases to be a director of the Company, all amounts credited under the Company's Deferred Compensation Plan are paid in cash in a lump sum or installments. In certain circumstances, participants may also be entitled to in-service withdrawals from the Company's Deferred Compensation Plan.
On December 2, 2020, the Compensation Committee met to consider director compensation. At that meeting, the Compensation Committee decided to make no changes to the current director compensation package.

Director Compensation for 2020
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frank A. Bozich	$105,000	$130,000	—	—	—	—	$235,000
James H. Brandi	$120,000	$130,000	—	—	—	—	$250,000
Peter D. Clarke	$110,000	$130,000	—	—	—	—	$240,000
Luke R. Corbett (2)	$185,000	$130,000	—	—	—	—	$315,000
David L. Hauser	$110,000	$130,000	—	—	—	—	$240,000
Luther C. Kissam, IV (3)	$35,000	$43,333	—	—	—	—	$78,333
Judy R. McReynolds	$120,000	$130,000	—	—	—	—	$250,000
David E. Rainbolt	$110,000	$130,000	—	—	—	—	$240,000
J. Michael Sanner	$125,000	$130,000	—	—	—	—	$255,000
Sheila G. Talton	$105,000	$130,000	—	—	—	—	$235,000
(1)Amounts in this column represent the dollar value of the annual retainer that was deposited in the director's account under the Company's Deferred Compensation Plan in December 2020. At December 31, 2020, the number of common stock units in the Company Common Stock Fund for each of the directors was as follows: Mr. Bozich, 17,904 common stock units; Mr. Brandi, 40,793 common stock units; Mr. Clarke, 10,187 common stock units; Mr. Corbett, 161,230 common stock units; Mr. Hauser, 25,143 common stock units; Mr. Kissam, 1,332 common stock units; Ms. McReynolds, 34,288 common stock units; Mr. Rainbolt, 10,267 common stock units; Mr. Sanner, 20,107 common stock units; and Ms. Talton, 28,868 common stock units.
(2)Mr. Corbett was appointed to serve as one of the Company's representatives on the Board of Directors of Enable GP, LLC on October 6, 2020. The table includes a payment from the Company of $50,000, which was made in 2021, related to Mr.
14 OGE Energy Corp. 2021 Proxy Statement

Corbett's 2020 service on the Enable GP, LLC Board of Directors. The Company intends to pay Mr. Corbett compensation consistent with that of other Enable GP, LLC independent directors.
(3)Mr. Kissam was appointed to the Board of Directors, the Nominating and Corporate Governance Committee and the Compensation Committee effective September 1, 2020, and, therefore, received a prorated amount of the cash retainer fee and annual equity fee from this effective date of service.
2021 Proxy Statement OGE Energy Corp. 15

PROPOSAL NO. 1 -
ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 11 members. The term of each director will expire at this year's Annual Meeting of Shareholders, and Mr. James H. Brandi will retire from the Board effective at the Annual Meeting of Shareholders. The following persons are the nominees of the Board to be elected for a one-year term at the Annual Meeting of Shareholders to be held on May 20, 2021: Mr. Frank A. Bozich, Mr. Peter D. Clarke, Mr. Luke R. Corbett, Mr. David L. Hauser, Mr. Luther C. Kissam, Ms. Judy R. McReynolds, Mr. David E. Rainbolt, Mr. J. Michael Sanner, Ms. Sheila G. Talton and Mr. Sean Trauschke. The term of each nominee will continue until their successors are elected and qualified. Each of these nominees is currently a director of the Company and OG&E.
Proxies solicited by the Board of Directors will be voted "FOR" the election of each of the 10 nominees as director, unless a different vote is specified. The Board of Directors does not know of any nominee who will be unable to serve, but if any of them should be unable to serve, the proxy holder may vote for a substitute nominee. All nominees own less than 0.2 percent of any class of voting securities of the Company.

As discussed above, Mr. James H. Brandi will retire from the Board effective at the Annual Meeting of Shareholders. Mr. Brandi has served as a director of OGE Energy and OG&E since February 2010. The Board of Directors expresses its sincere appreciation and thanks to Mr. Brandi for his contributions and dedicated service.

Consistent with the retirement policy set forth in the Company's Corporate Governance Guidelines, the Nominating and Corporate Governance Committee approved Mr. Corbett's nomination for re-election to the Board at the 2021 Annual Meeting of Shareholders and recommended that the Board of Directors nominate Mr. Corbett even though Mr. Corbett will be 74 at the time of election. Specifically, the Nominating and Corporate Governance Committee considered a number of factors in making this decision, including the following:

•his service as one of the Company’s designated representatives on the board of Enable;
•his current and prior leadership and experience in the midstream energy industry, which is important in light of the Company's interest in Enable;
•his operational and market experience that is directly applicable to both the utility and the midstream businesses and his knowledge and understanding of Oklahoma regulatory environment and communities, making his service on the Board particularly valuable and difficult to replace;
•his experience in previously serving as lead director and the desire to have him assist in the transition of the lead director responsibilities to Ms. McReynolds, who became Lead Director in December 2020; and
•his continuation on the Board does not materially affect the average tenure of our Board members, which is approximately seven years (excluding Mr. Corbett, the average tenure is approximately five years) as five new Board members have been added within the last five years.

In light of the Nominating and Corporate Governance Committee's approval and recommendation, as well as Mr. Corbett's leadership, experience, skill set and active engagement, the Board of Directors on February 24, 2021, nominated Mr. Corbett for reelection at the 2021 Annual Meeting of Shareholders.

The following contains certain information concerning the nominees for director.

16 OGE Energy Corp. 2021 Proxy Statement

Frank A. Bozich President and CEO, Trinseo S.A. Age: 60 Director Since: 2016 Committees: Compensation Nominating and Corporate Governance
Professional Experience: Mr. Bozich is President and CEO at Trinseo S.A., a global materials company and manufacturer of plastics, latex binders and synthetic rubber. He has served as President and CEO of Trinseo S.A. since March 2019. Mr. Bozich has been a member of Trinseo's board of directors since July 2019. Prior to joining Trinseo, from 2013 to 2019, Mr. Bozich was the Chief Executive Officer of the SI Group, Inc., a global developer and manufacturer of phenolic resins and chemicals. Mr. Bozich also previously held several executive management positions at BASF Corporation, a multi-national chemicals and manufacturing corporation, including President of BASF's Catalysts Division from 2010 to 2013, Group Vice President of Precious and Base Metal Service and Group Vice President of the Integration Management Office. He was previously Group Vice President of Enterprise Technologies and Ventures at Engelhard Corporation, which was acquired by BASF in 2006. Mr. Bozich previously served as a director of SI Group, Inc. and the Ellis Medicine Board of Trustees.

Qualifications: The Board concluded that Mr. Bozich should continue serving as a director of the Company based on his executive leadership as the chief executive officer of a publicly-traded company, his customer perspective in leading and developing manufacturing businesses that rely heavily on energy services and products such as those delivered by the Company, his ESG experience in leading companies subject to extensive environmental regulations and his risk oversight experience developed over many years of leadership at publicly-traded and large private companies.

Peter D. Clarke Retired Partner, Jones Day Age: 70 Director Since: 2018 Committees: Audit Nominating and Corporate Governance, Chair Executive
Professional Experience: Mr. Clarke is a retired energy lawyer with the Jones Day law firm. Mr. Clarke served as a partner of Jones Day from 2001 through 2016 and served as Co-Chair of the energy practice at Jones Day. Prior to his retirement from the firm at the end of 2017, he was employed by Jones Day as Of-Counsel for the period of January 1, 2017 through December 31, 2017. Mr. Clarke worked as legal counsel representing the public utility and energy industries for more than 40 years. His energy practice focused on corporate finance, disclosure obligations under the federal securities laws, corporate governance and mergers and acquisitions. Mr. Clarke has also participated in a variety of community, charitable and professional organizations.

Qualifications: The Board concluded that Mr. Clarke should continue serving as a director of the Company based on his utility/regulatory knowledge of the utility industry generally and of the Company specifically, his corporate governance/legal experience relating to the energy and public utility industries, and his financial acumen/literacy related to corporate finance.

2021 Proxy Statement OGE Energy Corp. 17

Luke R. Corbett Former Chairman and CEO, Kerr-McGee Corporation Age: 74 Director Since: 1996 Committees: Compensation
Professional Experience: Mr. Corbett is the former Chairman and Chief Executive Officer of Kerr-McGee Corporation, which engaged in oil and gas exploration and production and chemical operations. He was employed by Kerr-McGee Corporation for more than 17 years prior to his retirement from Kerr-McGee in 2006, having served as Chairman and Chief Executive Officer since 1997, President and Chief Operating Officer from 1995 to 1997 and Group Vice President from 1992 to 1995. Mr. Corbett currently serves on the Board of Directors for Enable GP, LLC (the general partner of Enable). Mr. Corbett previously served as a member of the Board of Directors of Chesapeake Energy Corporation from 2016 to February 8, 2021.

Qualifications: The Board concluded that Mr. Corbett should continue serving as a director of the Company based on his executive leadership experience as chairman and chief executive officer of a large, multi-national, publicly-held energy company, his extensive knowledge of the industry particularly in the oil and gas sector and midstream energy industry that is relevant to the Company’s interest in Enable, his extensive knowledge of the service territory and communities served by the Company, his financial acumen/literacy and risk oversight experience developed over many years of leading a publicly-traded company.

David L. Hauser Former Chairman and CEO, FairPoint Communications, Inc. Age: 69 Director Since: 2015 Committees: Compensation, Chair Audit Executive
Professional Experience: Mr. Hauser is the former Chairman and Chief Executive Officer of FairPoint Communications, Inc., a provider of communication services located in Charlotte, N.C. He served in the role from July 2009 to August 2010 and thereafter served as a consultant until March 2011. From 1998-2009, Mr. Hauser held leadership positions with Duke Energy Corporation including group executive and chief financial officer and vice president and treasurer. Mr. Hauser also currently serves as chairman of the board and chair of the nominating and corporate governance committee of EnPro Industries, Inc. He is a current member of the board of trustees of Furman University and chairs the financial health and resources committee, a former member of the board of trustees of the University of North Carolina at Charlotte, and he has retired as a member of the North Carolina Association of Certified Public Accountants.

Qualifications: The Board concluded that Mr. Hauser should continue serving as a director of the Company based on his extensive utility/regulatory experience and due to his executive leadership experience in serving as the chief executive officer of a publicly-traded company, his financial leadership in utility and regulated businesses, his financial acumen/literacy resulting from his prior performance as chair of the audit committee of another public company and his risk oversight experience developed over many years of leadership positions with publicly-traded companies.

18 OGE Energy Corp. 2021 Proxy Statement

Luther (Luke) C. Kissam Former Chairman, President and CEO, Albemarle Corporation Age: 55 Director Since: 2020 Committees: Compensation Nominating and Corporate Governance
Professional Experience: Mr. Kissam is currently a Partner with Bernhard Capital Partners, a service and infrastructure focused private equity firm. He is the former Chairman, President and Chief Executive Officer of Albemarle Corporation, a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. He was named Chief Executive Officer in 2011 and held various leadership positions at Albemarle since 2003, including President and Executive Vice President of Manufacturing, Law and HS&E. Prior to joining Albemarle, Mr. Kissam served as Vice President, General Counsel and Secretary of Merisant Company, having previously served as Associate General Counsel of Monsanto Company. Mr. Kissam serves on the board of directors of DuPont de Nemours and Albemarle Corporation.

Qualifications: The Board concluded that Mr. Kissam should continue serving as a director of the Company based on his executive leadership experience from previously serving as chairman and chief executive officer of a large, multi-national, publicly-held company, his customer perspective in leading businesses that rely heavily on energy services and products such as those delivered by the Company, his expertise relating to new technologies applicable to utilities, his corporate governance/legal experience at publicly-traded companies and his risk oversight experience developed in his leadership positions with publicly-traded companies.

Judy R. McReynolds Chairman, President and CEO, ArcBest Corporation Age: 58 Director Since: 2011 Lead Director Committees: Compensation Executive
Professional Experience: Ms. McReynolds is Chairman, President and Chief Executive Officer of ArcBest Corporation, headquartered in Fort Smith, Ark., a leading logistics company with creative problem solvers who deliver innovative solutions. Ms. McReynolds has served as Chairman of the Board of Directors of ArcBest Corporation since April 2016 and has been a member of ArcBest Corporation's Board of Directors since she was named President and Chief Executive Officer on January 1, 2010. Ms. McReynolds previously served as senior vice president, chief financial officer and treasurer from 2006 through 2009 and was vice president and controller from 2000 to early 2006. Ms. McReynolds serves on the board of First Bank Corp. (Fort Smith, Ark.), as well as various other local community, educational and transportation industry boards.

Qualifications: The Board concluded that Ms. McReynolds should continue serving as a director of the Company based on her executive leadership experience as chairman, president, chief executive officer and director of ArcBest Corporation, a publicly-held freight transportation and logistics services company, her financial acumen/literacy resulting from prior service as chief financial officer of a publicly-traded company, her knowledge of the service territory and communities served by the Company and her risk oversight experience developed over many years of leadership positions with a publicly-traded company.

2021 Proxy Statement OGE Energy Corp. 19

David E. Rainbolt Executive Chairman, BancFirst Corporation Age: 65 Director Since: 2019 Committees: Audit Nominating and Corporate Governance
Professional Experience: Mr. Rainbolt is Executive Chairman of BancFirst Corporation, a financial holding company which provides retail and commercial banking services through its principal wholly-owned subsidiary banks, BancFirst headquartered in Oklahoma City and Pegasus Bank in Dallas, Texas. He has served as the Executive Chairman of BancFirst Corporation since March 2017 and previously served as President and Chief Executive Officer from January 1992 to May 2017. In addition to serving as a director of BancFirst Corporation, Mr. Rainbolt currently serves as a director of a number of community, charitable, professional and governmental boards, including Dean A. McGee Eye Institute (Chair), Trustee of the Presbyterian Health Foundation and Oklahoma Medical Research Foundation.

Qualifications: The Board concluded that Mr. Rainbolt should continue serving as a director of the Company based on his executive leadership experience in previously serving as president and chief executive officer of a bank, his extensive knowledge of the communities in the service territory due to his involvement and active service in numerous civic and charitable matters affecting many of the communities served by the Company, his financial acumen/literacy from his experience in the banking industry, and his risk oversight experience developed over many years of leadership positions in the regulated banking industry.

J. Michael Sanner Retired Partner, Ernst & Young LLP Age: 67 Director Since: 2017 Committees: Audit, Chair Nominating and Corporate Governance Executive
Professional Experience: Mr. Sanner is a retired audit partner of the Ernst & Young LLP accounting firm. Mr. Sanner joined the accounting firm of Arthur Andersen LLP following college and has over 37 years of experience providing assurance services to both public and private companies primarily in the energy sector. Prior to his retirement in June 2013, Mr. Sanner served as Assurance Partner at Ernst & Young LLP. Mr. Sanner currently serves on the board of Bank 7, a publicly-traded company. In addition, Mr. Sanner served as a member of the Oklahoma Accountancy Board (2010-2020) and has been involved in numerous civic, professional and charitable organizations.

Qualifications: The Board concluded that Mr. Sanner should continue serving as a director of the Company based on his utility/regulatory knowledge developed during his tenure providing accounting services to companies primarily in the energy sector, his financial acumen/literacy gained in public accounting, his knowledge of the service territory served by the Company and his risk oversight experience gained in public accounting of regulated entities.

20 OGE Energy Corp. 2021 Proxy Statement

Sheila G. Talton President and CEO, Gray Matter Analytics Age: 68 Director Since: 2013 Committees: Compensation Nominating and Corporate Governance
Professional Experience: Ms. Talton currently serves as President and CEO of Gray Matter Analytics, a consultancy offering data analytics and predictive modeling services and solutions to organizations in the financial services and health care industries. Prior to founding Gray Matter Analytics in 2013, she served as President and Chief Executive Officer of SGT Ltd., a strategy and technology consulting business, from 2011 to 2013 and in a variety of leadership positions with global technology leaders Cisco Systems Inc., including as Vice President, Office of Globalization from 2005 to 2011, and Electronic Data Systems as well as other leading technology firms. Ms. Talton currently serves on the boards of Deere & Company and Sysco Corporation. From 2010 until 2015, Ms. Talton served on the board of ACCO Brands Corporation and from 2012 until 2019, Ms. Talton served on the board of Wintrust Financial Corporation. She has been a Congressional appointee on the U.S. White House Women's Business Council. She also has been recognized as one of the "Top 10 Women in Technology" by Enterprising Women and as "Entrepreneur of the Year" by the National Federation of Black Women Business Owners. She serves on the boards of several nonprofit organizations including Chicago's Northwestern Memorial Foundation, the Chicago Shakespeare Theater and the Chicago Urban League.

Qualifications: The Board concluded that Ms. Talton should continue to serve as a director of the Company based on her executive leadership experience, her extensive experience in information technology and data analytics gained while leading her own consulting company and in executive positions held in global technology companies and consulting firms. Ms. Talton also brings knowledge and perspectives on cybersecurity and oversight of corporate stewardship including social and human capital management implications and opportunities.

Sean Trauschke Chairman, President and CEO, OGE Energy Corp. Age: 54 Director Since: 2015
Professional Experience: Mr. Trauschke currently serves as Chairman, President and Chief Executive Officer of the Company and OG&E. Mr. Trauschke has been Chief Executive Officer of the Company since June 2015. He has been President of OG&E since July 2013 and President of OGE Energy since August 2014 and was named as Chairman of the Board in December 2015. From 2009 until 2013, he held the position of Vice President and Chief Financial Officer of the Company and OG&E. Mr. Trauschke also serves on the Board of Directors for Enable GP, LLC (the general partner of Enable). He also serves as Chairman of The Greater Oklahoma City Chamber and on the boards of the State Chamber of Oklahoma, United Way of Central Oklahoma and other local community organizations.

Qualifications: The Board concluded that Mr. Trauschke should continue serving on the Board based on his executive leadership experience, his utility/regulatory experience, his extensive knowledge of the Company’s business and service territory, his financial acumen/literacy, his risk oversight experience and his ESG experience all due in large part to his leadership roles at the Company, including having served as Chairman, President and CEO and formerly serving as Chief Financial Officer.

2021 Proxy Statement OGE Energy Corp. 21

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present online at the virtual meeting or represented by proxy and entitled to vote on the election of directors at the Annual Meeting of Shareholders will be required for the election of the 10 nominees as director. Broker non-votes will be treated as shares not entitled to be voted and will have no effect on the outcome of the proposal. Any incumbent director who is not reelected in an election in which majority voting applies is required to tender his or her resignation promptly to the Board. The Nominating and Governance Committee will then consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the recommendation within 100 days following certification of the shareholders' vote and will promptly disclose its decision regarding whether to accept the director's resignation offer. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation. If a director's resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If a director's resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of the bylaws.
The Board of Directors recommends a vote "FOR" the election of each of the 10 nominees as director. Proxies solicited by the Board of Directors will be voted "FOR" the election of each of the 10 nominees as director, unless a different vote is specified.

22 OGE Energy Corp. 2021 Proxy Statement

PROPOSAL NO. 2 -
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2021
The Audit Committee has selected Ernst & Young LLP as principal independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2021. Ernst & Young LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as principal independent accountants for the Company effective May 16, 2002.
While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company's principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Ernst & Young LLP as the Company's principal independent accountants. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify this appointment, the Audit Committee may investigate the reasons for the shareholders' rejection and may consider whether to retain Ernst & Young LLP or to appoint another principal independent accountant. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different principal independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from the shareholders at the Annual Meeting of Shareholders.
The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present online at the virtual meeting or represented by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the ratification of the appointment of Ernst & Young LLP as the Company's principal independent accountants for 2021. Abstentions from voting in this matter are treated as votes against.
The Board of Directors recommends a vote "FOR" the ratification of the appointment of the Company's principal independent accountants. Proxies solicited by the Board of Directors will be voted "FOR" the ratification of the appointment of the Company's principal independent accountants, unless a different vote is specified.
2021 Proxy Statement OGE Energy Corp. 23

PROPOSAL NO. 3 -
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs, that is sometimes referred to as "say on pay," for our CEO and the other four officers named in the Summary Compensation Table on page 45 (who we refer to as "Named Executive Officers"). Accordingly, you may vote on the following resolution at the 2021 Annual Meeting of Shareholders:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED."

This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, intend to consider the outcome of the vote when making future executive compensation decisions and, in particular, to consider any significant negative voting results to the extent they can determine the cause or causes for such votes. The Board has determined that, consistent with its prior recommendation for an annual advisory vote on executive compensation and the voting results from its shareholders at last year's Annual Meeting of Shareholders on the frequency of shareholder votes on executive compensation, until the next vote on the frequency of shareholder votes on executive compensation, OGE Energy will hold future advisory votes on executive compensation every year. The next advisory vote on the frequency of shareholder votes on executive compensation will occur at our 2023 annual meeting.

As discussed in the Compensation Discussion and Analysis, our 2020 executive compensation program is premised on providing competitive and responsible levels of compensation that has a significant component that is performance-based so as to align the interests of our executive officers with those of our shareholders. Payouts of annual incentive awards and a significant portion of the long-term incentive awards require the achievement of specific goals established by the Compensation Committee that are designed to benefit our shareholders and the Company, both in the long and short term.

Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash incentive, with the amount of the incentive payout being dependent on the level of achievement of specified Company performance-based goals established for the year. These Company performance goals typically are tied to earnings and measures of operating performance. For 2020, the long-term awards under the Stock Incentive Plan consist of two components. One component, accounting for 25 percent of the long-term incentive award, consists of restricted stock units that will vest on December 31, 2022, assuming continued employment through that date. The other component, consisting of performance units, accounts for the remaining 75 percent of the awards. The performance units are equity-based, with the amount ultimately paid to an officer being dependent on the level of achievement, usually over a three-year period, of specific Company performance goals that in 2020 were tied directly to total shareholder return compared to a broad utility peer group and to growth in consolidated earnings or OG&E earnings. The terms of these equity-based awards have not permitted any adjustments to calculating total shareholder return or earnings growth for unusual one-time events. By having a significant portion of our executives' compensation dependent on the level of achievement of various performance goals, our 2020 executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below average performance, for their compensation to be below competitive levels. The Company believes that it sets challenging performance targets as illustrated by the incentive compensation actually paid to our Named Executive Officers. Over the last five years, Named Executive Officers have averaged an Annual Incentive Plan payout of 87 percent of their target awards and a long-term incentive payout of 84 percent of their target awards, with no long-term incentive payout for one of the five years.

We believe the Company's executive compensation program strikes the appropriate balance between utilizing responsible pay practices and effectively incentivizing our executives to create value for our shareholders. This balance is evidenced by the following:

•Our executive compensation was approved by more than 90 percent of our shareholders who voted at last year's Annual Meeting of Shareholders.
•We set the 2020 total direct compensation (i.e., the salary plus the target awards under the Annual Incentive Plan and under the Stock Incentive Plan) of each of our Named Executive Officers below the median amount, as reported by the
24 OGE Energy Corp. 2021 Proxy Statement

Compensation Committee's executive compensation consultant, for an executive with similar duties in the applicable compensation peer group used by the Compensation Committee (which peer group is listed on page 35).
•A significant part of executive compensation is considered at risk. For 2020, a Named Executive Officer's base salary comprised 19 percent to 40 percent of their targeted total direct compensation. An officer's at risk compensation included the ability to earn from 0 percent to 150 percent of an award under the Annual Incentive Plan and from 0 percent to 200 percent of an award under the Stock Incentive Plan, based on the level of achievement of the applicable performance goals set by the Compensation Committee, and included grants of time-based restricted stock units that will vest after a three-year period, assuming continued employment with the Company. The mix of performance-based and time-based long-term incentive awards is similar to most companies in the Company Peer Group. The performance-based target awards under the Annual Incentive Plan and under the Stock Incentive Plan represented approximately 50 percent to 66 percent of a Named Executive Officer's targeted total direct compensation in 2020.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure for more information about the Company's executive compensation program.

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present online at the virtual meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting of Shareholders will be required for the approval, on an advisory basis, of the Named Executive Officer compensation. Abstentions from voting in this matter are treated as votes against. Broker non-votes will be treated as shares not entitled to be voted and will have no effect on the outcome of the proposal.

The Board of Directors recommends a vote "FOR" the approval of the Named Executive Officer compensation as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure. Proxies solicited by the Board of Directors will be voted "FOR" the approval of the Named Executive Officer compensation, unless a different vote is specified.
2021 Proxy Statement OGE Energy Corp. 25

PROPOSAL NO. 4 -
AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS TO PERMIT SHAREHOLDERS TO ACT BY WRITTEN CONSENT

The Proposal

The Board of Directors recommends that the Company's shareholders approve amendments to the Restated Certificate of Incorporation (the "Certificate") and the by-laws (the "By-laws") to permit the shareholders to act by written consent. Currently, Article VIII of the Certificate and Section 4.12 of the By-laws provide that, except as mandated by Oklahoma law, shareholders of the Company must act at a duly called annual or special meeting and may not act by written consent. Those provisions were included to protect the broader interests of all shareholders by providing a transparent and fair way for shareholders to take action. At last year's annual meeting, a non-binding shareholder proposal to permit the shareholders to act by written consent was included in the Company's proxy statement. That shareholder proposal received majority support of the shareholders voting at the meeting.

In light of this vote, the Board has adopted resolutions approving, and recommended that the shareholders vote for, amendments to the Certificate and the By-laws permitting shareholders who comply with certain procedural and other requirements to act by written consent. Specifically, the Board recommends that the Company's shareholders approve amendments to Article VIII of the Certificate, adopt a new Article XIII of the Certificate and amend Section 4.12 of the By-laws to permit shareholders who comply with the specified procedures to act by written consent. The Board believes the procedural and other requirements included in the proposed amendments are necessary to protect the Company and its shareholders against potential risks associated with permitting shareholders to act by written consent and therefor are in the best interests of the Company and its shareholders:

•To reduce the risk that a small group of short-term, special interest or self-interested shareholders initiate actions that are not in the best interests of the Company or its shareholders and to reduce the financial and administrative burdens on the Company, the proposed amendments require that holders of a majority of the combined voting power of the outstanding shares of the Company's stock request that the Board set a record date to determine the shareholders entitled to act by written consent. The Board believes the majority threshold strikes the right balance between enhancing the ability of shareholders to initiate shareholder action and limiting the risk of subjecting shareholders and the Company to numerous requests for actions by written consent that may only be relevant to particular constituencies and of imposing significant costs of both time and money on the Company.
•To provide transparency, shareholders requesting action by written consent must provide the Company with certain information and representations including, but not limited to, the applicable information and representations currently required of any Company shareholder seeking to bring a nomination or other business before a meeting of shareholders pursuant to the advance notice provisions contained in the By-laws.
•To provide the Board with a reasonable timeframe to properly evaluate and respond to a shareholder request, the proposed amendments require that the Board must act, with respect to a valid request, to set a record date by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery by the shareholder(s) of any information requested by the Company to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent. The record date must be no more than 10 days after the Board action to set a record date.
•To ensure that shareholders have sufficient time to consider the proposal, as well as to provide the Board the opportunity to present its views regarding the proposed action, delivery of executed consents cannot begin until 60 days after the delivery of a valid request to set a record date.
•To ensure that the written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available in a limited number of circumstances, including:
◦for matters that are not a proper subject for shareholder action under applicable law,
◦if the request to set a record date is delivered to the Company during the period beginning 120 days prior to the first anniversary of the date of the most recent annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting,
◦if an annual or special meeting of shareholders that included an item of business identical or substantially similar to the proposed action (other than the election or removal of directors) was held within 12 months before the Company received the request for a record date,
26 OGE Energy Corp. 2021 Proxy Statement

◦a similar item consisting of the election or removal of directors was presented at an annual or special meeting of shareholders within 90 days before the Company received the request for a record date,
◦if an identical or substantially similar item is included in our notice for a meeting of shareholders that has been called but not yet held,
◦the Board calls an annual or special meeting of shareholders for purposes of presenting an identical or substantially similar item or solicits action by written consent of shareholders of an identical or substantially similar item, or
◦if the record date request was made in a manner that did not comply with the Certificate or By-laws or that involved a violation of Regulation 14A under the Exchange Act or other applicable law,

This description of the proposed amendments of the Certificate and By-laws is a summary and is qualified by and subject to the full text of such amendments, which are attached to this proxy statement as Appendices A and B, respectively. Additions of text are indicated by underlining and deletions of text are indicated by strike-outs.

Vote Required

The affirmative vote of the holders of not less than 80 percent of the outstanding shares of the Company's Common Stock will be required for the approval of this Proposal No. 4 to amend the Certificate and By-laws. Abstentions, broker non-votes and failures to vote have the same effect as a vote against this Proposal No. 4. If approved, the amendments to the Certificate will become effective upon filing with the Secretary of State of the State of Oklahoma, which the Company would intend to do promptly after the Annual Meeting of Shareholders, and the amendments to the By-laws would become effective immediately thereafter.

In the event that the holders of less than 80 percent of the shares of the Company's Common Stock vote in favor of Proposal No. 4, the amendments to the Certificate and By-laws will not be amended and shareholders will not be permitted to act by written consent except as mandated by Oklahoma law.

The Board of Directors recommends a vote "FOR" Proposal No. 4. Proxies solicited by the Board of Directors will be voted "FOR" Proposal No. 4, unless a different vote is specified.

2021 Proxy Statement OGE Energy Corp. 27

PROPOSAL NO. 5 -
SHAREHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTE

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of no fewer than 100 shares of OGE Energy Corp. since October 1, 2018, has given notice that he intends to present a proposal for action at the Annual Meeting.

In accordance with the Federal proxy regulations, the following is the complete text of the proposal exactly as submitted. The Company accepts no responsibility for the proposal or for the accuracy of any statements included in the proposal. Our Board recommends a vote against the proposal for the reasons set forth following the proposal.

Shareholder Proposal:

Proposal 5 – Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won 98% support at our 2020 annual meeting. This proposal topic also won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs and FirstEnergy. These votes would have been higher than 74% to 88% if more shareholders had access to independent voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner. Church & Dwight shareholders gave 99%-support to a 2020 proposal on this same topic.

The current supermajority vote requirement does not make sense. For instance with our 80% simple majority vote requirement in an election calling for 80% shareholder approval - 117% of the shares, that typically cast ballots at OGE, woud [sic] need to vote for approval. This 117% vote rule is totally unrealistic.

In anticipation of impressive shareholder support for this proposal topic an enlightened Governance Committee, chaired by Mr. James Brandi, could expedite adoption of this proposal topic by giving shareholders an opportunity to vote on a binding management version of this proposal at our 2021 annual meeting. Hence adoption could take place in 2021 instead of 2022.

Adopting simple majority vote can be one step to make the corporate governance of OGE Energy more competitive and unlock shareholder value.

Additional governance best practices are just waiting to be adopted at OGE. For instance, a shareholder right to act by written consent and a shareholder right to call a special meeting.

There should be urgency in improving our corporate governance since our stock price is in bad shape compared to its $46 price in February 2020.

Please vote yes.
Simple Majority Vote – Proposal 5

BOARD OF DIRECTORS' RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 5 FOR THE FOLLOWING REASONS:

Our Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of the Company and our shareholders.
28 OGE Energy Corp. 2021 Proxy Statement

The proponent has three times before submitted shareholder proposals that are similar to the shareholder proposal submitted for this meeting. In 2012, 2015 and 2019, non-binding shareholder proposals to eliminate the supermajority voting provisions and adopt simple majority voting provisions were included in the Company's proxy statements. Those shareholder proposals received majority support of the shareholders voting at the meeting. In light of those votes, in 2013, 2016 and 2020 (the years following the 2012, 2015 and 2019 shareholder proposals) the Board adopted resolutions approving, and recommended that the shareholders vote for, amendments to the Company's certificate of incorporation (the "Certificate of Incorporation") to eliminate the 80 percent supermajority voting standard (the "Supermajority Voting Standard") applicable to a few categories of matters, as noted below. Approval of these amendments to the Certificate of Incorporation (the “Certificate Amendments”) required approval of at least 80 percent of the Company's outstanding Common Stock. Despite the Board's support, in each of 2013, 2016 and 2020 the Certificate Amendments failed to pass, receiving less than the required 80 percent of the shareholders of record voting in favor. Despite having the shareholders fail to approve the requested Certificate Amendments to implement his prior shareholder proposals, the proponent has submitted essentially the same proposal again.

The Board's position regarding the proponent's proposal is that (i) the Company's existing Supermajority Voting Standard for certain extraordinary matters provides shareholders with very meaningful protections against actions that may not be in their best interests, and (ii) meeting adjournment decisions are best left to the management of the Company and shareholders should not be involved in decisions related to the process of annual meetings. The Board and management believe the shareholder proposal would eliminate meaningful protections against actions that may not be in the best interests of our shareholders or the Company and take away Company time and resources from matters that are in the best interests of our shareholders and the Company.

Under the Company's governing documents and Oklahoma law, nearly all matters submitted to our shareholders for approval require the approval of a majority of the votes present in person or by proxy and entitled to vote at the annual meeting. As permitted by Oklahoma law, the Company's shareholder-approved Certificate of Incorporation does, however, provide that if certain actions are to be taken by shareholders, those actions will require more than a majority vote, including: (i) certain business combination transactions with an "interested shareholder" (subject to certain exceptions, including an exception for transactions approved by the Board), (ii) amendment of the bylaw provisions relating to shareholder annual and special meetings, board structure, board vacancies, director elections and director removal, and (iii) amendment of certain provisions of the Certificate of Incorporation.

These supermajority voting requirements relate to fundamental elements of our corporate governance and are included in the corporate charters and bylaws of many publicly-traded companies. In general, these provisions are designed to provide minority shareholders with a measure of protection against changes in corporate governance and other self-interested actions by one or more large shareholders. The Supermajority Voting Standard protects Company shareholders against the actions of short-term investors such as hedge funds or corporate raiders.

While some corporations have eliminated supermajority provisions, we do not believe that a formulaic, one-size-fits-all approach, as suggested by the proponent, is appropriate. The Board believes that more meaningful voting requirements are appropriate for issues that have a long-lasting effect on the Company. For example, the provisions relating to business combinations are intended to provide minority shareholders with a measure of protection against business combination and other transactions that may be inadequately priced, unfair, coercive or otherwise not in their best interests. These provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board, which the Board believes is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders, and to protect shareholders against abusive takeover tactics.

The Board also believes that there are important reasons for requiring a broad consensus of the shareholders to amend certain fundamental governance provisions in the Company's bylaws and Certificate of Incorporation, and that requiring a supermajority vote for such amendments protects shareholders against the self-interested actions of a few large investors. For example, if the proposal submitted by the proponent were implemented, it could become possible for a small number of very large shareholders, whose interests may diverge from those of our other shareholders, to approve an amendment to the Company's bylaws and change the size or composition of the current Board. Importantly, the Supermajority Voting Standard does not preclude changes to the Company's governing documents. Rather, they help to ensure that certain fundamental changes to the governing documents are made only with a broad consensus of shareholders, rather than by a "simple majority" of shareholders voting (which may, in practice, be the holders of a minority of shares outstanding).

2021 Proxy Statement OGE Energy Corp. 29

The Company asserts that its corporate governance practices are sound and that the Company and the Board are committed to good corporate governance, accountability to shareholders and shareholder engagement. The Company has taken significant steps to implement strong governance principles and to promote accountability, including:

•Eliminating the classified Board of Directors and providing for the annual election of all directors;
•Requiring majority voting for the election of directors; and
•Adopting proxy access.

The Board will continue to consider whether changes to the Certificate of Incorporation and Company bylaws are appropriate and in the best interests of the shareholders and the Company in the future.

As mentioned above, despite introducing virtually the same proposal three times previously, and having the shareholders fail to approve the requested Certificate Amendments to implement those shareholder proposals, the proponent has submitted essentially the same proposal.

In summary, in reaction to previous shareholder proposals, the Board on three occasions previously approved, and recommended that shareholders approve, Certificate Amendments to eliminate the Supermajority Voting Standard. However, in both cases the Certificate Amendments failed to receive the required shareholder support. In light of the failure of the Certificate Amendments to receive the required vote and the Board's continued belief that the Company's existing Supermajority Voting Standard for certain extraordinary matters provides shareholders with very meaningful protections against actions that may not be in their best interests, the Board believes at this time that the shareholder proposal would not serve the best interests of our shareholders or the Company. The Board and management believe such action is not warranted and that the Company's time and resources could be better spent on other matters rather than on this shareholder proposal and pursuing adjournments at annual meetings.

The Board also would like to address some of the incorrect and misleading statements in the shareholder proposal.

The shareholder proposal suggests that the Certificate Amendments received approval of 98 percent of the shareholders and that management of the Company just failed to act on that 98 percent approval. This is not true. The vote on the Certificate Amendments failed because it did not receive favorable votes from 80 percent of the outstanding shares as required by the Certificate of Incorporation by which the Company is bound. Furthermore, proponent's assertion that 117% approval is required is again not true. The requirement in the Certificate of Incorporation, as it has been for many years, is approval by 80% of the outstanding shares. There is no “117% vote rule” as the shareholder proposal states.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval of this shareholder proposal. Abstentions from voting in this matter are treated as votes "against." Broker non-votes will be treated as shares not entitled to be voted.

The Company's shareholders should be aware that this shareholder proposal is a request that the Board take the actions stated in the proposal. Approval of this proposal does not eliminate the Supermajority Voting Standard. As noted above, to change the Supermajority Voting Standard, holders of at least 80 percent of the Company's outstanding Common Stock must approve an actual amendment to the Certificate of Incorporation.

The Board of Directors recommends a vote "AGAINST" Proposal No. 5. Proxies solicited by the Board of Directors will be voted "AGAINST" Proposal No. 5, unless a different vote is specified.
30 OGE Energy Corp. 2021 Proxy Statement

REPORT OF AUDIT COMMITTEE
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.
The Audit Committee currently has four members, none of whom has any relationship to the Company that interferes with the exercise of his independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company's shares are listed. The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Audit Committee annually reviews and reassesses the adequacy of its charter. Among other things, the charter specifies the policies for selecting the auditors (including rotation for the audit partner) and the scope of the Audit Committee's responsibilities and how it carries out those responsibilities, including structure, processes and membership requirements.
In fulfilling its oversight responsibilities regarding the 2020 financial statements, the Audit Committee reviewed with Company management the audited financial statements contained in our Annual Report to Shareholders. The Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee also reviewed with the Company's principal independent accountants the Company's 2020 financial statements and management's assessment of the Company's internal control over financial reporting. The Company's principal independent accountants are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and on the Company's internal control over financial reporting. Our review with the principal independent accountants included a discussion of the principal independent accountants' judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the principal independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the principal independent accountant's communications with the Audit Committee concerning independence, and discussed with the principal independent accountants the principal independent accountants' independence from management and the Company.

The Audit Committee also discussed with the Company's internal auditors and principal independent accountants the overall scope and plans for their respective audits for 2021. The Audit Committee meets with the internal auditors and principal independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings during 2020.
Fees for Principal Independent Accountants

Year ended December 31	2020	2019
Integrated audit of OGE Energy and its subsidiaries financial statements and internal control over financial reporting	$1,136,800	$1,171,100
Services in support of debt and stock offerings	65,000	45,000
Other (A)	325,000	319,500
Total audit fees (B)	1,526,800	1,535,600
Employee benefit plan audits	128,000	149,000
Total audit-related fees	128,000	149,000
Assistance with examinations and other return issues	65,948	79,200
Review of Federal and state tax returns	32,000	34,000
Total tax preparation and compliance fees	97,948	113,200
Total tax fees	97,948	113,200
Total fees	$1,752,748	$1,797,800
(A)Includes reviews of the financial statements included in OGE Energy's and OG&E's Quarterly Reports on Form 10-Q, audits of OGE Energy's subsidiaries, preparation for Audit Committee meetings and fees for consulting with OGE Energy's and OG&E's executives regarding accounting issues.
2021 Proxy Statement OGE Energy Corp. 31

(B)The aggregate audit fees include fees billed for the audit of OGE Energy's and OG&E's annual financial statements and for the reviews of the financial statements included in OGE Energy's and OG&E's Quarterly Reports on Form 10-Q. For 2020, this amount includes estimated billings for the completion of the 2020 audit, which services were rendered after year-end.

There were no other fees billed by the principal independent accountants to OGE Energy in 2020 and 2019 for other services.

The Audit Committee has considered whether the provision of non-audit services by the Company's principal independent accountants is compatible with maintaining auditor independence.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC. The Audit Committee selected Ernst & Young LLP as the Company's principal independent accountants for 2021.

Audit Committee Pre-Approval Procedures

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. OGE Energy's Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the principal independent accountants for additional services not contemplated in the original pre-approval. In those instances, OGE Energy will obtain the specific pre-approval of the Audit Committee before engaging the principal independent accountants. The procedures require the Audit Committee to be informed of each service, and the procedures do not include any delegation of the Audit Committee's responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

For 2020, 100 percent of the audit fees, audit-related fees and tax fees were pre-approved by the Audit Committee or the Chairman of the Audit Committee pursuant to delegated authority.

Audit Committee

J. Michael Sanner, Chair
Peter D. Clarke, Member
David L. Hauser, Member
David E. Rainbolt, Member

32 OGE Energy Corp. 2021 Proxy Statement

EXECUTIVE OFFICERS' COMPENSATION

The following discussion and analysis is intended to present the material principles underlying our executive compensation policies and decisions and the key factors relevant to an analysis of those policies and decisions.

COMPENSATION DISCUSSION AND ANALYSIS

The six Named Executive Officers in the Summary Compensation Table on page 45 are as follows:

Sean Trauschke, Chairman of the Board, President and Chief Executive Officer of the Company and of OG&E
Stephen E. Merrill, Chief Financial Officer of the Company and of OG&E
E. Keith Mitchell, former Chief Operating Officer of OG&E
William H. Sultemeier, General Counsel of the Company and of OG&E
Jean C. Leger, Jr., Senior Vice President, Utility Operations of OG&E
Donnie O. Jones, Vice President, Utility Operations of OG&E

Executive Summary. Three key components of compensation for our executive officers are salary, annual incentive awards under our Annual Incentive Plan and long-term awards under our Stock Incentive Plan. The Company's compensation principles are premised on providing competitive and, at the same time, reasonable levels of compensation. For 2020, the sum of each Named Executive Officer's salary, target award under our Annual Incentive Plan and target long-term award for the three-year period ending December 31, 2022 under our Stock Incentive Plan, as determined by the Compensation Committee in February 2020, was set below the median amount for an executive with similar duties at that time in the Company Peer Group, which is described below. At last year's Annual Meeting of Shareholders, the compensation of our Named Executive Officers was approved by more than 90 percent of our shareholders who voted. Although the results of this vote occurred after the Compensation Committee took action to set 2020 compensation, the results of the vote at last year's Annual Meeting of Shareholders were reviewed by the Compensation Committee and, in light of the more than 90 percent approval, the Compensation Committee determined that no significant changes to its executive compensation practices for 2020 were warranted other than those implemented in February 2020 and described below.

Our executive compensation program recognizes that our senior executives are in a position to directly influence the Company's achievement of targeted results and strategic initiatives. For this reason, as an individual's position and responsibilities increase, a greater portion of the officer's compensation is at risk and consists of performance-based compensation whose payout is dependent on the achievement of performance objectives. This is shown by the level of 2020 salaries, annual incentive awards and long-term incentive awards set for the Named Executive Officers. For 2020, a Named Executive Officer's base salary comprised 19 percent to 40 percent of their targeted total direct compensation (i.e., salary plus targeted annual incentive compensation and targeted long-term incentive compensation for 2020). Assuming achievement of a target level of performance for each Named Executive Officer's performance-based compensation, approximately 50 percent to 66 percent of total direct compensation represented performance-based compensation. As explained in more detail below, beginning with awards for 2019, long-term incentive awards for our Named Executive Officers now consist of 75 percent performance-based units and 25 percent time-based restricted stock units. The Company believes the addition of time-based restricted stock units is more consistent with companies in the Company Peer Group and provides more competitive compensation for its executive officers.

Our executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below-average performance, for their compensation to be below competitive levels. As explained in more detail below, (i) due to performance below target level for certain of the performance goals set by the Compensation Committee for the one-year performance period ended December 31, 2020, the Named Executive Officers received in February 2021 a payout of 51 percent to 55 percent of their target 2020 Annual Incentive Plan awards and (ii) due to performance below target level for certain of the performance goals set by the Compensation Committee for the three-year performance period ended December 31, 2020, the Named Executive Officers received in February 2021 a payout of approximately 80 percent of their target 2018 long-term incentive awards. The Company believes that it sets challenging performance targets as illustrated by the incentive compensation actually paid to our Named Executive Officers. Over the last five years, Named Executive Officers have averaged an Annual Incentive Plan payout of 87 percent of their target awards. Over the last five years, the Named Executive Officers have averaged a payout of 84 percent of their long-term incentive target, with no payout for one of the five years.
2021 Proxy Statement OGE Energy Corp. 33

Payouts of the awards under the Annual Incentive Plan to our executive officers are entirely performance-based with an individual having the opportunity to earn from 0 percent to 150 percent of his or her targeted award depending on the level of achievement of Company performance goals set by the Compensation Committee in February 2020. For the Named Executive Officers, payout of the Company performance goals for 2020 set by the Compensation Committee were based: (i) for Messrs. Trauschke and Merrill, 50 percent on the earnings of OG&E (the "OG&E Earnings Target"), 30 percent on an operations and maintenance expense target for various business units of the Company and OG&E (the "O&M Target"), 10 percent on a safety target of the Company and OG&E (the "Safety Target"), and 10 percent on several customer-related and operational goals (the "Customer/Operations Target"); and (ii) for Messrs. Mitchell, Leger, Sultemeier and Jones and each other executive officer of the company, 40 percent on the OG&E Earnings Target, 30 percent on the O&M Target, 15 percent on the Safety Target and 15 percent on the Customer/Operations Target.
With respect to the level of performance of the performance goals set by the Compensation Committee for 2020, the Company exceeded the maximum level of performance on the O&M Target, exceeded the minimum level of performance on the Safety Target and the Equivalent Forced Outage Rate component of the combined Customer/Operations Target, and did not meet the minimum level of payout for the OG&E Earnings Target. This level of performance caused Messrs. Trauschke and Merrill to receive approximately 51 percent and Messrs. Mitchell, Leger, Sultemeier and Jones to receive approximately 55 percent of their 2020 targeted annual awards under the Annual Incentive Plan.
Compensation for 2020 for the Named Executive Officers also included possible payouts of the long-term awards made to them in early 2018 for the three-year performance period ending December 31, 2020. Payouts of 75 percent of the 2018 long-term awards were tied to the Company's total shareholder return ("TSR") over the three-year period ending December 31, 2020, and payouts of the remaining 25 percent were tied to growth in OG&E's contribution to the Company's earnings per share ("OG&E's EPS") over the same three-year period from OG&E's EPS of $1.53 for 2017. Each Named Executive Officer received a payout of 80 percent of his 2018 target long-term award. This payout was due to the Company's TSR for the three years ending December 31, 2020 being at the 41st percentile of the approximately 40 utility holding companies and gas and electric utilities in the Edison Electric Institute of U.S. Shareholder-Owned Electric Utilities (the "EEI Index") and OG&E's earnings growing over the same period from $1.53 per share to $1.70 per share. The terms of these performance awards did not permit any adjustments to calculating TSR or earnings growth for unusual one-term events.
As noted above, the Named Executive Officers also received long-term awards under the Stock Incentive Plan in February 2020 with payouts, if any, to occur in 2023 after the end of the three-year period ending on December 31, 2022. Payouts of 75 percent of these awards are performance-based and will be based on the Company's TSR during the performance period compared to the TSR during the same period of the companies (approximately 40 companies) in the EEI Index. Payout of the remaining 25 percent of these long-term awards is time-based and consists of restricted stock units that will vest on December 31, 2022, assuming continued employment through the period. As explained below, the Named Executive Officers also participate in various retirement, health plans and programs that are generally available to all full-time employees of the Company and receive limited perquisites. The foregoing Executive Summary is subject to the following detailed explanation of the Company's executive compensation practices and policies.
General. The Compensation Committee administers our executive compensation program. Our executive compensation program is premised on two basic principles. First, our overall compensation levels must be sufficiently competitive to attract and retain talented leaders. At the same time, we believe that compensation should be set at reasonable and responsible levels, consistent with our continuing focus on controlling costs. Second, our executive compensation program should include a significant portion that is performance-based and should align the interests of our executives with those of our shareholders and customers. The Compensation Committee uses the same compensation principles and policies in setting the compensation of the CEO as it uses in setting the compensation for the other executive officers.
Three key components of our executive compensation program for 2020 are salary, annual incentive awards under our Annual Incentive Plan and long-term incentive awards under our Stock Incentive Plan. Both the Annual Incentive Plan and the Stock Incentive Plan have been approved by our shareholders, with the last approval occurring at the Annual Meeting of Shareholders in 2013. Salaries are a critical element of executive compensation because they provide executives with a base level of monthly income. The Compensation Committee's intent in setting salaries is to pay competitive rates based on an individual's responsibilities, experience and level of performance. The annual incentive awards and a large portion of the long-term incentive awards of an executive's compensation are directly linked to performance. Payouts of these portions of an executive's compensation are placed at risk and require the accomplishment of specific results that are designed to benefit our shareholders and the Company, both in the long and short term. Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash incentive for achieving specified Company performance-based goals established for the year. These Company performance goals typically are tied to earnings and measures of operating performance. The
34 OGE Energy Corp. 2021 Proxy Statement

long-term awards under the Stock Incentive Plan consist of two components. One component, accounting for 25 percent of the long-term incentive award, consists of restricted stock units that will vest on December 31, 2022, assuming continued employment through that date. The other component, consisting of performance units, accounts for the remaining 75 percent of the awards. The performance units are equity-based and require the achievement, typically over a three-year period, of specific Company performance goals that are tied directly to the performance of the Company's Common Stock or to factors that affect the performance of the Company's Common Stock.

As mentioned above, the Compensation Committee determined to include the restricted stock units as a component of the long-term awards beginning with the 2019 grants. Prior to making that determination, the Compensation Committee and Mercer compared the long-term compensation awarded to the Company's executives with comparable long-term compensation awards made by the companies in the Company Peer Group. Most of the companies in the Company Peer Group included time-based awards as a component of their long-term executive compensation. The Compensation Committee focused on providing strong incentives to executives for sustained financial and operational performance, which drives alignment with shareholders, and provides a more balanced approach to pay-for-performance and the retention of the Company's executives. The Compensation Committee recognized that a time-based component further aids in the achievement of the Company's stock ownership guidelines, and, since all long-term awards are denominated in shares, the ultimate value of the awards would be subject to Company stock performance, which the Compensation Committee recognized ensures the interests of shareholders are aligned with those of equity award recipients.

An important part of the Compensation Committee's process in setting executive compensation pay levels is a market analysis of executive pay levels. The Compensation Committee utilizes Mercer, a nationally recognized compensation consulting firm, to assist it in performing this task. The Compensation Committee works with Mercer to select recommended peer groups to be used by the Compensation Committee as part of the market analysis in setting executive compensation.

The following peer group (the "Company Peer Group") was used by the Compensation Committee for purposes of 2020 compensation for all executive officers of the Company:

Alliant Energy Corp.	Eversource Energy
Ameren Corp.	IDACORP, Inc.
AVANGRID Inc.	NiSource Inc.
CenterPoint Energy, Inc.	ONE Gas Inc.
CMS Energy Corp.	Pinnacle West Capital Corporation
DTE Energy Company	PNM Resources Inc.
Evergy, Inc.	Portland General Electric Company

The companies comprising the Company Peer Group were selected because each company met a majority of the following specific criteria relevant to the Company: (i) size determined by revenues (0.5 times to two times relative to the Company); (ii) a market value to revenue of less than 1.5 times; (iii) business mix of reportable business segments for utility and natural gas operations; (iv) geographic location and markets served and (v) presence of midstream natural gas operations. The Compensation Committee considers the Company's 50 percent general partnership interest in Enable's revenues when considering peer group selection, which would have increased the Company's revenues by approximately 76 percent at the time the Compensation Committee was setting executive compensation for 2020. The Compensation Committee annually reviews with Mercer and the Company's management the Company Peer Group and, since 2008, has made relatively few changes to the peer group except as a result of changes resulting from merger and acquisition activities or other significant corporate changes. As explained below, the criteria for selecting peer companies has become more focused since May 2014 on size (particularly, market value), business mix and geographic location.

As noted above, the Compensation Committee retained Mercer in 2019 as its compensation consultant for 2020. For 2020, senior management, in making recommendations on compensation, and the Compensation Committee, in making decisions on compensation, used as a primary guideline the median market pay data provided by Mercer of the Company Peer Group for all officers of the Company and OG&E. This market pay data for an executive is intended to represent what would be paid to a hypothetical, seasoned performer in a job having similar responsibilities and scope to the executive in question. However, actual compensation recommendations by senior management and decisions on compensation by the Compensation Committee can vary from this market data for numerous reasons, including an individual's performance, experience level and internal equity.

An individual's performance for a particular year is judged through an annual performance evaluation, which involves, for each member of senior management (other than the CEO), a scoring by such individual's supervisor of various competencies,
2021 Proxy Statement OGE Energy Corp. 35

including the individual's management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. The annual performance evaluations are reviewed with the Compensation Committee and are used by the CEO in making compensation recommendations to the Compensation Committee. The Compensation Committee also conducted an annual performance evaluation of the CEO.
The Compensation Committee met in December 2019 and set each executive officer's 2020 salary and, subject to potential adjustment at its meeting in February 2020, each executive officer's target annual incentive award and target long-term incentive awards for 2020. These amounts set by the Compensation Committee were based primarily on the individual's annual performance evaluation and on the comparable amounts shown at the median for an executive officer with similar duties in the Company Peer Group. The target annual and long-term incentive awards for each officer were expressed as percentages of salary.
While the setting of the target annual incentive and long-term incentive awards is an important part of the executive compensation process, another critical part is the setting of the relevant Company performance goals for such awards. This is a critical part because the level of achievement of the Company performance goals will determine the amount, if any, of the possible payouts of the target annual incentive awards and target performance units.
Following a discussion of the recommendations by the Company's CEO, the Compensation Committee at its meeting on February 25, 2020 set the Company performance goals for the annual incentive awards and the long-term performance units. These Company performance goals for executive officers are described in detail below and were intended to align the executive's interests with our shareholders by having achievement of Company performance goals be directly beneficial to our shareholders or indirectly beneficial to our shareholders by being tied to operational measures that improve our operations. At its February 2020 meeting, the Compensation Committee also approved the form of the long-term compensation awards for the executive officers, which consisted of performance units whose payout was dependent on the Company's achievement of specified performance goals during the three-year period ending December 31, 2022 and restricted stock units whose payout was dependent upon continued employment through December 31, 2022.
In setting the executive compensation for any given year, the Compensation Committee historically (including 2020) has not looked to compensation earned by executives in prior years, including amounts realized from grants in prior years of annual incentive awards or long-term incentive awards. The primary reasons are that our executive compensation program seeks to have all components of executive compensation be competitive, and the portions of an executive's compensation that could vary materially from year to year are primarily performance-based. As a result, high levels of executive compensation in a particular year historically have resulted from excellent Company performance, which the Compensation Committee believed did not warrant a reduction in future compensation levels or in our compensation principles. There also is no established policy or target for the allocation between either cash and non-cash or annual and long-term compensation. Rather, the Compensation Committee reviews market pay information from Mercer in determining the appropriate level and mix of incentive compensation.
As indicated above, our senior management and, in particular, our CEO, played an important part in setting 2020 executive compensation. Besides developing recommendations for the Company performance goals that needed to be met for payouts of 2020 annual incentive awards and long-term incentive awards, he reviewed with the Compensation Committee at its December 2019 meeting the performance evaluations of each officer (other than himself). He also reviewed and discussed with the Compensation Committee at its December 2019 meeting his recommendations for each officer of 2020 salaries, target annual incentive awards and target long-term incentive awards. As noted above, the CEO's performance evaluation and the setting of his potential salary, target annual incentive award and target long-term incentive award were conducted by the Compensation Committee without any members of management present. The Compensation Committee's performance evaluation of the CEO, along with his 2020 salary, target annual incentive award and target long-term incentive award, were reviewed by the Compensation Committee with all independent members of the Board.
The following three sections illustrate the application of our executive compensation principles and discuss in detail the salaries, annual incentives and long-term compensation of the Named Executive Officers that were approved by the Compensation Committee and were paid in connection with 2020 compensation.
Base Salary. As explained above, the base salaries for our executive officers in 2020 were designed to be competitive with the Company Peer Group. Base salaries of our executive officers were determined based primarily on an individual's annual performance evaluation, using as a guideline the salaries at the median of the range for executives with similar duties in the Company Peer Group. Senior management recognized the existing business environment when making recommendations to the Compensation Committee for 2020 base salaries. After considering all factors for these recommendations, the salaries of executive officers for 2020 were approved by the Compensation Committee in December 2019. The 2020 base salary amounts and percentage increase approved by the Compensation Committee in December 2019 for the Named Executive Officers were as follows:
36 OGE Energy Corp. 2021 Proxy Statement

	2020 Base Salary	2019 Base Salary	Percentage Increase
Sean Trauschke	$1,071,005	$1,050,005	2.00%
Stephen E. Merrill	$499,564	$485,014	3.00%
E. Keith Mitchell	$544,952	$519,002	5.00%
William H. Sultemeier	$455,526	$438,006	4.00%
Jean C. Leger, Jr.	$386,253	$375,003	3.00%
Donnie O. Jones	$319,715	$277,978	15.01%
The salary increase for Mr. Jones reflects a promotion with additional responsibilities. The 2020 base salary for each of the Named Executive Officers ranged from 12 percent below to 1 percent above the median salary of an executive with similar duties in the Company Peer Group.

Annual Incentive Compensation. Annual incentive awards with respect to 2020 performance were made under the Annual Incentive Plan to executive officers and director-level employees. The plan provides participants with annual incentive awards, the payment of which is dependent entirely on the achievement of the Company performance goals that, for 2020, were established by the Compensation Committee in February 2020. The Company also has a similar plan, the Short-Term Incentive Plan, that provides similar opportunities to all full-time employees who do not participate in the Annual Incentive Plan.
The amount of the award for each executive officer was expressed as a percentage of salary paid during 2020 (the "targeted amount"), with the officer having the ability, depending upon achievement of the Company performance goals, to receive from 0 percent to 150 percent of such targeted amount. For the Named Executive Officers, the targeted amounts (and the change from 2019) were as follows: Mr. Trauschke, 105 percent of his 2020 salary (unchanged); Mr. Merrill, 75 percent of his 2020 salary (increased from 70 percent); Mr. Mitchell, 70 percent of his 2020 salary (unchanged); Mr. Sultemeier, 65 percent of his 2020 salary (increased from 60 percent); Mr. Leger, 65 percent of his 2020 salary (unchanged) and Mr. Jones, 55 percent of his 2020 salary. The targeted amount expressed as a percentage of salary for each of these individuals ranged from 3 percent below to 5 percent above the median of the level of such award granted to a comparable executive in the Company Peer Group.
Also, as noted above, potential payouts of targeted amounts are dependent entirely on achievement of Company performance goals set by the Compensation Committee. For Messrs. Trauschke and Merrill, the Company performance goals for 2020 were based: 50 percent on the OG&E Earnings Target, 30 percent on the O&M Target, 10 percent on the Safety Target and 10 percent on the Customer/Operations Target. For Messrs. Mitchell, Sultemeier, Leger and Jones, and all other executive officers, the Company performance goals for 2020 were based: 40 percent on the OG&E Earnings Target, 30 percent on the O&M Target, 15 percent on the Safety Target and 15 percent on the Customer/Operations Target.

2021 Proxy Statement OGE Energy Corp. 37

For each Company performance goal, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 150 percent payout would be made). The following table shows the minimum, target and maximum levels of performance for the 2020 Company performance goals set for the Named Executive Officers in 2020, the actual level of performance (as calculated pursuant to the terms of the awards), and the percentage payout of the targeted amount based on the performance (as calculated pursuant to the terms of the awards) and as authorized by the Compensation Committee:

	Minimum	Target	Maximum	Actual Performance	% Payout
OG&E Earnings Target	$1.71/share	$1.76/share	$1.81/share	$1.70/share	0%
O&M Target	$435 million	$428 million	$421 million	$393 million	150%
Safety Target (Recordable Incident Rate)	0.56	0.30	0.00	(A)	60%
Customer/Operations Target (B)
SAIDI	128 minutes	114 minutes	102 minutes	Did not meet	0%
Escalent Surveys (C)
Cogent Syndicated Residential Score
Grade	B	A-	A+	Did not meet	0%
Rank	5th	3rd	1st	Did not meet	0%
Cogent Syndicated Business Score
Grade	B	A-	A+	Did not meet	0%
Rank	5th	3rd	1st	Did not meet	0%
Equivalent Forced Outage Rate (D)
Coal (40%)	8.7%	6.3%	3.3%	Did not meet	0%
Gas Combined Cycle (45%)	2.1%	1.2%	0.7%	Did not meet	0%
Older Gas Units (5%)	14.4%	10.9%	2.7%	Did not meet	0%
Simple Cycle (10%)	14.0%	4.6%	1.7%	2.0%	145%
(A)Results were calculated based on a quarterly recordable incident rate with results of 0.88, 0.00, 0.35 and 0.96 for the first, second, third and fourth quarter of 2020, respectively. As a result, the first and fourth quarters resulted in a zero percent payout and the second and third quarters resulted in a 37.5 percent and 22.6 percent payout, respectively, for a total payout of 60.1 percent.
(B)The weightings for Customer/Operations Target is SAIDI - 25 percent, Escalent - 50 percent (split evenly between Business and Residential and grade and rank) and Equivalent Forced Outage Rate - 25 percent. After applying the weightings, the overall Customer/Operations Target payout was 3.62 percent.
(C)After applying the weightings for the Escalent surveys, the total payout was zero percent.
(D)After applying the weightings for Coal, Gas Combined Cycle, Gas and Simple Cycle of 40.0 percent, 45.0 percent, 5.0 percent and 10.0 percent, respectively, the payout for Equivalent Forced Outage Rate was 3.62 percent.

The target levels of performance of the above 2020 Company performance goals were set at or above the target levels for 2019. Calculations of the OG&E Earnings Target and the O&M Target were derived from the amounts reported in the Company's 2020 financial statements, with the OG&E Earnings Target being the reported net income of OG&E for the year ended December 31, 2020, divided by the diluted average common shares outstanding for 2020 of the Company and with the O&M Target being specific O&M expenses for various business units of the Company and OG&E other than designated operating, maintenance and other expenses that were approved by the Oklahoma Corporation Commission for recovery through a rider or similar mechanism, such as expenses incurred to restore electric service following a storm. The Safety Target was based on recordable incident rates, which are derived from the Federal Occupational Safety and Health Act of 1970 standards for reportable injuries. The Customer/Operations Target consists of the following three goals: (i) SAIDI (System Average Interruption Duration Index), which is used by many electric utilities as an indicator of reliability and which measures the average duration of specified electric outages per customer served, (ii) Escalent surveys, which are the results of the surveys conducted by Escalent that are intended to measure the level of customer satisfaction primarily by the customers of larger electric utilities, including OG&E, serving the Southern Region of the United States and (iii) Equivalent Forced Outage Rate, which generally measures the occurrence of unscheduled outages of OG&E's electric generating units that result in the unit having to shut down or to operate at a lower capacity.

38 OGE Energy Corp. 2021 Proxy Statement

At the time of setting the OG&E Earnings Target and the O&M Target, the Compensation Committee specifically authorized limited exceptions to be used in calculating the achievement of these performance goals, including, for example, the exclusion of any increases or decreases in revenues or expenses in excess of $5 million from the enactment after February 26, 2020 of any new federal or state law, the exclusion of any increases or decreases in revenues or expenses from any change in accounting principles occurring during 2020, the exclusion of certain net gains or losses in 2020 from the sale, other disposition or impairment of any business or asset and O&M and other expenses aggregating in excess of $250,000 in 2020 incurred in connection with a transaction involving a sale or purchase price in excess of $10 million or a net book value in excess of $10 million. Although weather can create significant variability in both short-term and long-term incentive performance goals, the Compensation Committee does not normalize the actual results for weather.

The Company believes that those exceptions, which were set by the Compensation Committee at the same time the 2020 Company performance goals were set in February 2020, were appropriate as they represented items that were outside the Company's control, that were one-time events or that are not indicative of the Company's operating performance. The percentage of the targeted amount that an executive officer ultimately received based on performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2020, based on target levels established by the Compensation Committee, corporate performance of the exceeded the maximum level of performance on the O&M Target, exceeded the minimum level of performance on the Safety Target and the Equivalent Forced Outage Rate component of the combined Customer/Operations Target, and did not meet the minimum level of payout for the OG&E Earnings Target, as shown by the table above. Based on this level of achievement, the Compensation Committee approved payouts under the Annual Incentive Plan to the Company's Named Executive Officers ranging from approximately 30 percent to 54 percent of their earned base salaries and from 51 percent to 55 percent of their targeted amounts. Payouts under the Annual Incentive Plan are in cash, and the amounts paid to the Company's Named Executive Officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 45.

Long-Term Incentive Compensation. Long-term incentive awards also were made in 2020 under our Stock Incentive Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, SARs, restricted stock, restricted stock units and performance units; however, the Compensation Committee has not granted stock options or SARs since 2004 and has no intention to issue stock options or SARs in the foreseeable future. For 2020, the Compensation Committee set a targeted amount of long-term incentive compensation to be awarded each executive officer, which amount was expressed as a percentage of the individual's 2020 salary. For 2020, the targeted amount ranged from 90 percent to 320 percent of the 2020 salaries for executive officers. Historically, the long-term incentive compensation for the Company's executive officers had been below, including in some cases significantly below, the median level of such awards granted to comparable executives in the Company Peer Group. For the Named Executive Officers, the 2020 targeted amounts of long-term incentive compensation and the changes from 2019 were as follows: Mr. Trauschke, 320 percent of his 2020 salary (an increase from 310 percent); Mr. Merrill, 160 percent of his 2020 salary (no change); Mr. Mitchell, 150 percent of his 2020 salary (no change); Mr. Sultemeier, 130 percent of his 2020 salary (no change); Mr. Leger, 115 percent of his 2020 salary (no change); and Mr. Jones, 90 percent of his 2020 salary. The targeted amount for each of these individuals was below the median of the level of such award granted to a comparable executive in the Company Peer Group.
Between 2005 and 2019, the Compensation Committee made annual awards of long-term compensation to executive officers solely in the form of performance units with payout of the performance units being dependent on achievement of two Company performance goals, with payout of 75 percent of the performance units awarded annually being based on the relative TSR of the Company's Common Stock over a three-year period compared to a peer group (the "TSR Performance Goal") and payout of the remaining 25 percent being based on the growth in OG&E's EPS (the "OG&E EPS Performance Goal") over the same period compared to an earnings growth target set by the Compensation Committee.
For 2020, just as in 2019, the Compensation Committee used performance units with the TSR Performance Goal for 75 percent of the awards and restricted stock units that will vest on December 31, 2022 for the remaining 25 percent of the award.

The 2020 awards were granted to executive officers on February 25, 2020, immediately following the Compensation Committee's meeting on such date. The total number of long-term incentive units granted was determined by taking the targeted amount of the executive's long-term compensation (expressed as a percentage of the executive's approved 2020 base salary, and as determined above) and dividing that amount by $44.80, which was the average of the high and low price of a share of the Company's Common Stock on the business day prior to Compensation Committee approval on February 25, 2020. The total number of long-term incentive units granted to each executive was then multiplied by (i) 75 percent to provide the number of performance units to be granted and (ii) 25 percent to provide the number of restricted stock units to be granted. Using this valuation method, the Named Executive Officers received a number of performance units and restricted stock units with an aggregate value at the date of grant from 90 percent to 320 percent of their approved 2020 base salaries. At the end of the performance period on December 31, 2022, the Compensation Committee will determine the number of 2020 performance
2021 Proxy Statement OGE Energy Corp. 39

units, if any, that have been earned ("Earned Performance Units") based on the level of achievement of the TSR Performance Goal. Payouts of the Earned Performance Units will be in shares of the Company's Common Stock equal in number to the Earned Performance Units plus a cash payment equal to the amount of dividends that would have been paid during the performance period on such number of shares of the Company's Common Stock. This payment of dividend equivalents will be made only with respect to Earned Performance Units, and dividend equivalents will not be paid on any unearned performance units. Following the end of the period, payouts of the restricted stock units that have vested will be made be in shares of the Company's Common Stock equal in number to the vested restricted stock units plus a cash payment equal to the amount of dividends that would have been paid during the period on such number of shares of the Company's Common Stock.

Terms of 2020 Performance Units Based on TSR Performance Goal. As indicated above, the terms of the performance units granted to each executive officer in 2020 entitle the officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's TSR over the three-year period ending December 31, 2022 (defined as share price increase (decrease) since December 31, 2019, plus dividends paid during the three-year period, divided by share price at December 31, 2019) measured against the TSR for such period of a peer group selected by the Compensation Committee. The peer group for measuring the Company's TSR performance consists of approximately 40 electric utility holding companies and electric utilities in the EEI Index. At the end of the performance period on December 31, 2022, the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the Company's TSR is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200 percent of the performance units granted if the Company's TSR is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100 percent of the performance units granted if the Company's TSR is below the 50th percentile of the peer group, with a 25 percent payout for performance at the 25th percentile and no payout for performance below the 25th percentile.
Terms of 2020 Restricted Stock Units. The restricted stock units have a vesting or restricted period that ends December 31, 2022. The restricted stock units will be forfeited if the participant terminates employment with the Company prior to the end of such restricted period, other than due to a change of control, or, solely at the discretion of the Compensation Committee, upon death, disability, retirement or involuntary termination. As soon as practicable following December 31, 2022 (and in any event no later than March 15, 2023), restricted stock units that have vested will be paid out in shares of the Company's Common Stock equal in number to the vested restricted stock units plus a cash payment equal to the amount of dividends that would have been paid during the period on such number of shares of the Company's Common Stock.
Payout of 2018 Performance Units. At the Compensation Committee's meeting in February 2021, the Committee determined payouts to executive officers of the 2018 performance units awarded to them in February 2018 as part of their long-term compensation for 2018. Payout of 75 percent of the performance units awarded in 2018 was dependent on the achievement of a Company performance goal based on the Company's relative TSR for the three-year period ended December 31, 2020 as compared to the TSR for the same period of each of the utility holding companies and gas and electric utilities in the EEI Index. The remaining 25 percent of the performance units awarded in 2018 was dependent on the average annual growth in OG&E's EPS over the three-year period ending December 31, 2020, compared to the Earnings Growth Target of 3.4 percent per year set by the Compensation Committee in February 2018. OG&E's average annual EPS growth is calculated on a point-to-point basis by multiplying by one-third the percentage increase or decrease in OG&E's EPS for the year ended December 31, 2020 of $1.70, compared to the benchmark of $1.53 for the year ended December 31, 2017. For each of the 2018 performance units, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 200 percent payout would be made).
The following table shows the minimum, target and maximum levels of performance set by the Compensation Committee in February 2018 for the 2018 performance units based on TSR and on growth in OG&E's EPS and the percentage payout based on the actual level of performance:

	Minimum	Target	Maximum	Actual Performance	% Payout
Total Shareholder Return	25th percentile of peer group	50th percentile of peer group	90th percentile of peer group	Above 25th percentile of peer group	71.81%
OG&E EPS Growth	1.0%/year	3.5%/year	7%/year	Above 3.5%/year	105.7%

As shown above, the Company's TSR for the three-year period ending December 31, 2020, was at the 41st percentile of the peer group while OG&E's average annual EPS growth (calculated, as described above, on a point-to-point basis) over the three years ending December 31, 2020, was above the target. These levels of performance resulted in payouts of the 2018
40 OGE Energy Corp. 2021 Proxy Statement

performance units, which are reflected in the Stock Awards - Value Realized on Vesting column of the 2020 Option Exercises and Stock Vested Table on page 49.

CEO Compensation. The 2020 compensation for Mr. Trauschke consisted generally of the same components as the compensation for other executive officers and was based on the same compensation principles and policies that were used in setting compensation for other executive officers, including an evaluation of Mr. Trauschke's performance. Mr. Trauschke recommended that the Compensation Committee be conservative when considering any changes to his compensation due to the existing challenges of the business environment. After considering all factors and recommendations in setting Mr. Trauschke's 2020 compensation in December 2019, the Compensation Committee increased Mr. Trauschke's salary by approximately two percent from $1,050,005 to $1,071,005, kept his targeted award under the Annual Incentive Plan at 105 percent of his 2020 salary and increased his targeted amount of long-term compensation from 310 percent to 320 percent of his 2020 salary. With these increases, the overall result was that Mr. Trauschke's approved 2020 salary, targeted award under the Annual Incentive Plan and targeted amount of long-term compensation on a combined basis was approximately one percent below the median of such aggregated amount for a CEO in the Company Peer Group. Like other Named Executive Officers, Mr. Trauschke's targeted amount of long-term compensation was awarded in performance units and restricted stock units based on the closing price of the Company's Common Stock on February 25, 2020, and resulted in the grant of 57,375 performance and 19,125 restricted stock units to Mr. Trauschke. The terms of these performance units are identical to those awarded other executives of the Company and are described above.
As a result of 2020 performance of the corporate goals described above, Mr. Trauschke was entitled to a payout of $599,907 under the Annual Incentive Plan, representing approximately 51 percent of his targeted award and 54 percent of his salary paid in 2020. Like other executive officers, Mr. Trauschke received in February 2021 a payout of 75,667 units, or 80 percent, of the performance units previously granted to Mr. Trauschke in February 2018 based on the Company's TSR for the three years ended December 31, 2020 and the average annual growth of OG&E's EPS for the three years ended December 31, 2020, which are reflected in the Stock Awards - Value Realized on Vesting column of the 2020 Option Exercises and Stock Vested Table on page 49.

CEO Pay Ratio. As required by the rules of the SEC, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Sean Trauschke, our Chairman, President and CEO.

In order to identify the "median employee" from our employee population, we compared the amount of gross earnings as of December 31, 2019 as reflected in our payroll records, which includes all salary, wages and short and long-term incentive payments received during 2019. We included all employees, whether employed on a full-time or part-time basis, with the exclusion of interns. We did not make any assumptions, adjustments, or estimates with respect to such compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2019. As permitted by the rules of the SEC, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year, provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that the Company reasonably believes would result in a significant change to the pay ratio disclosure. We have reviewed the changes in our employee population and employee compensatory arrangements and, based on that review, determined that there has been no change in our employee population or employee compensatory arrangements that would significantly impact our pay ratio disclosure. Accordingly, we will be using the same "median employee" for purposes of calculating the CEO pay ratio for 2020.

For our median employee, we combined all of the elements of such employee's compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $124,234. With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column (column (j)) of our 2020 Summary Compensation Table included in this Proxy Statement on page 45. The annual total compensation of our CEO, as reported in the Summary Compensation Table included below, was $5,420,683. Based on this information, for 2020, the ratio of the annual total compensation of Mr. Trauschke, our CEO, to the median of the annual total compensation of all employees was 44 to 1.

We believe that the pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The pay ratio may vary over time as officer compensation is more variable and includes more "at risk" components of compensation than that of our median employee, due to the compensation of our officers depending more heavily on the actual performance of the Company. Further, in years when a new median employee is selected, the ratio may vary if the previously selected median employee had promoted within the organization after initial selection.

2021 Proxy Statement OGE Energy Corp. 41

Because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported for our company.

Other Benefits. As noted above, the key components of our executive compensation program are salary, annual incentive awards and long-term incentive awards. A significant amount of our employees, including executive officers, are eligible to participate in our qualified defined benefit retirement plan ("Pension Plan") and certain employees are eligible to participate in the Company's supplemental retirement plan to the Pension Plan ("Restoration of Retirement Income Plan") that enables participants, including executive officers, to receive the same benefits that they would have received under the Company's Pension Plan in the absence of limitations imposed by the federal tax laws. In addition, the supplemental executive retirement plan ("SERP"), which originally was adopted in 1993 and most recently amended in 2019, provides a supplemental executive retirement plan in order to attract and retain lateral hires or other executives designated by the Compensation Committee who may not otherwise qualify for a sufficient level of benefits under the Company's Pension Plan and Restoration of Retirement Income Plan. Mr. Trauschke was designated as a participant in the SERP in 2019 and currently is the only employee of the Company that participates in the SERP. For additional information on the Pension Plan, Restoration of Retirement Income Plan and the SERP, see 2020 Pension Benefits Table on page 50.

Almost all employees of the Company, including executive officers, also are eligible to participate in our 401(k) Plan. Participants may contribute each pay period any whole percentage between two percent and 19 percent of their compensation, as defined in the 401(k) Plan, for that pay period. Participants who have attained age 50 before the close of a year are allowed to make additional contributions referred to as "Catch-Up Contributions," subject to certain limitations of the Internal Revenue Code of 1986 ("Code"). Participants may designate, at their discretion, all or any portion of their contributions as: (i) a before-tax contribution under Section 401(k) of the Code subject to the limitations thereof; (ii) an after-tax Roth contribution; or (iii) a contribution made on a non-Roth after-tax basis. The 401(k) Plan also includes an eligible automatic contribution arrangement and provides for a qualified default investment alternative consistent with the U.S. Department of Labor regulations. Participants may elect, in accordance with the 401(k) Plan procedures, to have their future salary deferral rate to be automatically increased annually on a date and in an amount as specified by the participant in such election. For employees hired or rehired on or after December 1, 2009, the Company contributes to the 401(k) Plan, on behalf of each participant, 200 percent of the participant's contributions up to five percent of compensation. The Company contribution for employees hired or rehired before December 1, 2009 varies depending on the participant's hire date, election with respect to participation in the Pension Plan and, in some cases, years of service.
No Company contributions are made with respect to a participant's Catch-Up Contributions, rollover contributions, or with respect to a participant's contributions based on overtime payments, pay-in-lieu of overtime for exempt personnel, special lump-sum recognition awards and lump-sum merit awards included in compensation for determining the amount of participant contributions. Once made, the Company's contribution may be directed to any available investment option in the 401(k) Plan. The Company match contributions vest over a three-year period. After two years of service, participants become 20 percent vested in their Company contribution account and become fully vested on completing three years of service. In addition, participants fully vest when they are eligible for normal or early retirement under the Pension Plan, in the event of their termination due to death or permanent disability or upon attainment of age 65 while employed by the Company or its affiliates. The Company also maintains a nonqualified Deferred Compensation Plan that is described below under "Nonqualified Deferred Compensation."
The Company also offers executive officers a limited amount of perquisites. These include payment of social membership dues at dining and country clubs for certain executive officers, an annual physical exam for all executive officers, a relocation program and, in the case of Mr. Trauschke, use of a Company car. The relocation program is offered through a third-party relocation company for employees who relocate at the Company's request and, in appropriate circumstances, to new employees who relocated in connection with their employment by the Company. The relocation program provides for various levels of benefits. For full-time employees above a certain pay level (i.e., a salary at or above approximately $60,000 per year), the program covers the cost of most of the reasonable expenses associated with relocation, including, but not limited to, costs of selling a current residence, home finding, temporary living and transportation and storage of household goods. The value of the perquisites received by each executive officer was less than $12,000 in 2020. The Compensation Committee reviews annually the perquisites provided to officers and believes that the perquisites provided to officers in 2020 were reasonable.
Change-of-Control Agreements and other Arrangements. None of the Company's executive officers has an employment agreement with the Company. Each of the executive officers has a change of control agreement that becomes effective upon a change of control. As explained in detail below under the heading "Potential Payments upon Termination or Change of Control," if an executive officer's employment is terminated by the Company "without cause" following a change of control, the executive officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated
42 OGE Energy Corp. 2021 Proxy Statement

annual incentive payout and (ii) a severance payment equal to 2.99 times the sum of such officer's (a) annual base salary and (b) highest recent annual incentive payout. The change of control agreements are considered to be double trigger agreements because payment will only be made following a change of control and termination of employment. The 2.99 times multiple for change-of-control payments was selected because at the time it was considered standard. Although many companies also include provisions for tax gross-up payments to cover any excise taxes on excess parachute payments, the Company's Board of Directors decided not to include this additional benefit in the Company's agreements. Instead, as explained on page 55, under the Company's agreements if the excise tax would be imposed, the change-of-control payments will be reduced to a point where no excise tax would be payable, if such reduction would result in a greater after-tax payment. Previously, the Company had change of control agreements in place that contained the ability for the executive to terminate voluntarily for any reason during the 30-day period immediately following the one-year anniversary of the change of control. This type of provision, sometimes referred to as a modified double-trigger, was eliminated for executives hired after January 1, 2009 and, with the consent of the affected executives, was eliminated in February 2012 for executive officers hired prior to January 1, 2009.
For more information regarding the change of control agreements, please see "Potential Payments upon Termination or Change of Control" below.
In addition, pursuant to the terms of the Company's incentive compensation plans, upon a change of control, all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; all restricted stock units will vest and be paid out immediately in cash; and any annual incentive award outstanding for the year in which the participant's termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis.
Stock Ownership Guidelines. In an effort to further align management's interests with those of the shareholders, the Compensation Committee recommended, and the Board of Directors has adopted, stock ownership guidelines for the officers of the Company and the Company's Board of Directors. The Compensation Committee reviews the stock ownership guidelines each year, and has, from time to time, revised such guidelines. The Compensation Committee believes that linking a significant portion of an officer's current and potential future net worth to the Company's success, as reflected in the ownership of the Company's Common Stock and the price of the Company's Common Stock, helps to ensure that officers have a stake similar to that of the Company's shareholders. The share ownership guideline for each executive is based on the executive's position. For 2020, the guideline for Chairman and CEO was 5.0 times base salary, and the guidelines for other Company officers (including the other Named Executive Officers) ranged from 2.0 to 3.5 times their base salaries. Each executive is expected to achieve the applicable ownership guideline within five years of his or her most recent promotion. Similar guidelines are in place for members of the Board of Directors at a level equal to the aggregate of their five most recent annual equity retainer grants.
Financial Restatement. It is the Board of Directors' policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustment to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive. Clawback policies are in place, giving the Company the right to pursue and recoup incentive awards that were earned based on certain financial results that were subsequently the subject of a restatement.
No Hedging. Our insider trading policy prohibits our directors, executive officers and other designated persons from engaging in hedging or monetization transactions with respect of the Company's securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds.
No Share Recycling Under Stock Incentive Plan. The Company may not reissue any shares under the Plan that the Company retains as payment of the exercise price of stock options or SARs or to satisfy the withholding or employment taxes due upon the grant, exercise, vesting or distribution of stock options or SARs. The Company has never issued SARs under its existing or any prior Stock Incentive Plan and has not issued any stock options since 2004. The Compensation Committee has no intention of authorizing the issuance of stock options or SARs in the foreseeable future.

Risk Assessment. The profile of our compensation programs is designed to motivate performance while not promoting behaviors that create undue risk. Specifically, the Compensation Committee reviews, with the assistance of Mercer, its compensation consultant, various factors that balance performance and risk in establishing executive compensation programs, setting compensation levels and selecting performance goals for payouts of annual awards under the Company's Annual Incentive Plan and long-term goals under the Company's Stock Incentive Plan. Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash incentive payout for achieving specified Company performance-based goals established for the year. These Company performance goals typically are tied to earnings and measures of operating performance. Awards under the Stock Incentive Plan are equity-based and, for the performance-based components, require the
2021 Proxy Statement OGE Energy Corp. 43

achievement, typically over a three-year period, of specific Company performance goals that are tied directly to the performance of the Company's Common Stock or to factors that affect the performance of the Company's Common Stock. The Compensation Committee believes that the following features of our policies and practices serve to mitigate material risks arising from our compensation policies and practices:
•Performance goals are clear, easily identifiable and are based on measures that are generally accepted in the industry, such as earnings, operating and maintenance expenses and TSR.
•Long-term incentives have three-year vesting periods to encourage long-term decision making and value creation.
•The Company's annual and long-term plans were approved by shareholders.
•The plans have limits on maximum payouts.
•The calculations of the level of performance for determining amount of payouts are checked and confirmed by Internal Audit.
•The Compensation Committee must approve the payouts and can reduce the payouts.
•Our stock ownership guidelines are designed to promote executive officers having a substantial stake in the Company so that executives' interests are long-term in nature and therefore aligned with shareholders.
•Clawback policies are in place, giving us the right to pursue and recoup incentive awards that were earned based on certain financial results that were subsequently the subject of a restatement.

Tax and Accounting Issues.
Deductibility of Executive Compensation. A federal tax law (Section 162(m)) currently limits our ability to deduct certain executives' compensation in excess of $1,000,000. The 2017 Tax Cuts and Jobs Act eliminated an exception to this deduction limitation for "performance-based compensation" generally, and we do not expect to have further compensation arrangements that will be able to qualify for certain grandfather provisions regarding the deductibility of "performance-based compensation" under this exception. The Compensation Committee reserves the right to pay compensation that exceeds Section 162(m)'s deductibility limit.
Nonqualified Deferred Compensation. The Company's various employee plans comply with the tax rules applicable to nonqualified deferred compensation arrangements. A more detailed discussion of the Company's nonqualified deferred compensation arrangements is provided below under the heading "Nonqualified Deferred Compensation."
44 OGE Energy Corp. 2021 Proxy Statement

SUMMARY COMPENSATION TABLE
The following table provides information regarding compensation paid or to be paid by us or any of our subsidiaries to the president and CEO, the chief financial officer, the former chief operating officer and the three other most highly compensated executive officers at December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
S. Trauschke,	2020	$1,112,206	$—	$3,017,543	$—	$599,907	$542,985	$148,042	$5,420,683
Chairman, President and Chief	2019	$1,050,005	$—	$3,550,684	$—	$1,141,423	$556,429	$148,772	$6,447,313
Executive Officer of the Company	2018	$959,504	$—	$3,336,615	$—	$1,249,850	$48,362	$100,606	$5,694,937
S.E. Merrill,	2020	$518,789	$—	$703,737	$—	$199,876	$57,420	$54,522	$1,534,344
Chief Financial Officer	2019	$485,014	$—	$846,501	$—	$351,495	$92,157	$56,675	$1,831,842
of the Company (5)	2018	$466,627	$—	$811,321	$—	$425,480	$21,313	$40,998	$1,765,739
E.K. Mitchell,	2020	$293,257	$—	$719,754	$—	$96,061	$—	$26,760	$1,135,832
former Chief Operating Officer	2019	$519,002	$—	$849,196	$—	$328,025	$387,728	$44,842	$2,128,793
of OG&E (5)(6)	2018	$503,610	$—	$847,395	$—	$431,070	$528,780	$34,288	$2,345,143
J.C. Leger, Jr.	2020	$401,112	$—	$391,099	$—	$142,250	$242,942	$15,801	$1,193,204
Senior Vice President, Utility Operations	2019	$375,003	$—	$470,429	$—	$220,084	$275,106	$15,419	$1,356,041
of OG&E (5)	2018	$364,499	$—	$470,182	$—	$289,711	$67,154	$15,257	$1,206,803
W. Sultemeier	2020	$473,040	$—	$521,425	$—	$167,759	$—	$73,350	$1,235,574
General Counsel of the Company and	2019	$438,006	$—	$621,133	$—	$237,286	$—	$75,152	$1,371,577
of OG&E	2018	$425,610	$—	$596,781	$—	$312,262	$—	$57,007	$1,391,660
D.O. Jones	2020	$332,014	$—	$253,357	$—	$99,631	$20,075	$30,287	$735,364
Vice President, Utility Operations	2019	$—	$—	$—	$—	$—	$—	$—	$—
of OG&E	2018	$—	$—	$—	$—	$—	$—	$—	$—
(1)For 2020, amounts in this column reflect the grant date fair value amount of equity-based performance units and restricted stock units granted. The grant date fair value amount of the performance units is based on a probable value of these awards, or target value, of 100 percent payout. The grant date fair value of the restricted stock units is based on 100 percent payout at vesting. For 2020 and 2019, the grants of long-term incentives consisted of (i) 75 percent in the form of performance units, the payout of which is dependent upon the Company's TSR over a three-year period measured against the TSR for such period by a peer group selected by the Compensation Committee and (ii) 25 percent in the form of restricted stock units that vest December 31, 2022 and December 31, 2021, respectively, assuming continued employment through the three-year vesting period. For 2018, the grants of long-term incentives consisted of (i) 75 percent in the form of performance units, the payout of which is dependent upon the Company's TSR over a three-year period measured against the TSR for such period by a peer group selected by the Compensation Committee and (ii) 25 percent in the form of performance units, the payout of which is based on the growth in OG&E's EPS measured against the Earnings Growth Target set by the Compensation Committee for such period. In each case, the performance units will pay out from 0 to 200 percent of the target amount, depending upon performance of the applicable performance goal. The assumptions used in the valuation are discussed in Note 8 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2020. Assuming achievement of the performance goals at the maximum level of 200 percent for performance units based on TSR and 100 percent for restricted stock units, the grant date fair value of the units granted in 2020 and included in this column would be: Mr. Trauschke, $5,199,513; Mr. Merrill, $1,212,615; Mr. Mitchell, $1,240,196; Mr. Leger, $673,890; Mr. Sultemeier, $898,454; and Mr. Jones, $436,547. Due to his retirement on June 1, 2020, Mr. Mitchell forfeited all restricted stock units and a prorated amount of performance units granted to him in 2020, with a fair value of $1,095,629 based on the calculation detailed within this footnote.
(2)Amounts in this column reflect payments under our Annual Incentive Plan.
(3)Amounts in this column reflect the actuarial increase in the present value of the Named Executive Officers benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 13 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2020, and includes amounts which the Named Executive Officer may not currently be entitled to receive
2021 Proxy Statement OGE Energy Corp. 45

because such amounts are not vested. Mr. Mitchell received a full distribution of the balance of his pension benefits upon retirement during 2020. Mr. Sultemeier is not eligible to participate in the Pension Plan.
(4)Amounts in this column for 2020 reflect: (i) for Mr. Trauschke, $135,218 (401(k) Plan and Deferred Compensation Plan), $1,509 (insurance premiums) and $11,315 (use of a company car, payment of social membership dining and country club dues and payment for an annual physical exam); (ii) for Mr. Merrill, $52,217 (401(k) Plan and Deferred Compensation Plan), $1,436 (insurance premiums) and $869 (payment for an annual physical exam); (iii) for Mr. Mitchell, $26,079 (401(k) Plan and Deferred Compensation Plan) and $681 (insurance premiums); (iv) Mr. Leger, $12,825 (401(k) Plan and Deferred Compensation Plan), $1,176 (insurance premiums) and $1,800 (payment for an annual physical exam); (v) Mr. Sultemeier, $71,033 (401(k) Plan and Deferred Compensation Plan), $1,317 (insurance premiums) and $1,000 (payment for an annual physical exam); and (vi) Mr. Jones, $28,500 (401(k) Plan and Deferred Compensation Plan), $1,037 (insurance premiums) and $750 (payment for an annual physical exam). A significant portion of the insurance premiums reported for each of these individuals is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies. Amounts shown as 401(k) Plan and Deferred Compensation Plan represent Company contributions for the individual under those plans. Amounts in the column include the value of the perquisites for the Named Executive Officers, but, in each instance the amount was less than $12,000 in 2020.
(5)Mr. Mitchell retired from the Company on June 1, 2020. Messrs. Merrill and Leger retired from the Company on January 1, 2021.
(6)Upon retirement from the Company, Mr. Mitchell received a payment for unused vacation, which is included in the salary amount for 2020 but is not included in the calculation of payment from the Annual Incentive Plan.

46 OGE Energy Corp. 2021 Proxy Statement

Grants of Plan-Based Awards Table for 2020

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
S. Trauschke		—	$1,167,816	$1,751,724					N/A	N/A
	2/25/20				—	57,375	114,750	19,125			$3,017,543
S.E. Merrill		—	$389,092	$583,638					N/A	N/A
	2/25/20				—	13,381	26,762	4,460			$703,737
E.K. Mitchell		—	$176,064	$264,096					N/A	N/A
	2/25/20				—	13,685	27,370	4,562			$719,754
J.C. Leger, Jr.		—	$260,723	$391,085					N/A	N/A
	2/25/20				—	7,436	14,872	2,479			$391,099
W. Sultemeier		—	$307,476	$461,214					N/A	N/A
	2/25/20				—	9,914	19,828	3,305			$521,425
D.O. Jones		—	$182,608	$273,912					N/A	N/A
	2/25/20				—	4,817	9,634	1,606			$253,357
(1)Amounts reflect the grant date fair value based on a probable value of the performance units awards, or target value, of 100 percent payout, and based on 100 percent payout at vesting for the restricted stock awards.

Amounts in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table for 2020 above represent the minimum, target and maximum amounts that would be payable pursuant to the 2020 annual incentive awards made under the Annual Incentive Plan. As discussed in the Compensation Discussion and Analysis above, the amount that each executive officer received was dependent upon performance against the following performance measures: the OG&E Earnings Target, the O&M Target, the Safety Target and the Customer/Operations Target. For each Company performance measure, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 150 percent payout would be made). The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2020, payouts of these annual incentive awards were made in cash and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Amounts in columns (f), (g) and (h) above represent awards of performance units under the Company's Stock Incentive Plan. All payouts of such performance units will be made in shares of the Company's Common Stock. As discussed in the Compensation Discussion and Analysis above, the terms of the performance units granted to each executive officer in 2020 entitle the officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's TSR over the three-year period ending December 31, 2022 (defined as share price increase (decrease) since December 31, 2018 plus dividends paid during the three-year period, divided by share price at December 31, 2020) measured against the TSR for such period of a peer group selected by the Compensation Committee. The peer group for measuring the Company's TSR performance consists of approximately 40 utility holding companies and gas and electric utilities in the EEI Index. At the end of the performance period on December 31, 2022, the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the Company's TSR is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200 percent of the performance units granted if the Company's TSR is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100 percent of the performance units granted if the Company's TSR is below the 50th percentile of the peer group, with a 25 percent payout for performance at the 25th percentile and no payout for performance below the 25th percentile. As previously discussed, Messrs. Merrill, Mitchell and Leger retired from the Company effective January 1, 2021, June 1, 2020 and January 1, 2021, respectively. Each will be entitled to a prorated payout of performance units granted in 2020 (based on the individual's number of full months of employment during the applicable performance period) when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment.
2021 Proxy Statement OGE Energy Corp. 47

Amounts in column (i) represent restricted stock units that have a vesting or restricted period that ends December 31, 2022. The restricted stock units will be forfeited if the participant terminates employment with the Company prior to the end of such restricted period, other than due to a change of control, or, solely at the discretion of the Compensation Committee, upon death, disability, retirement or involuntary termination. As soon as practicable following December 31, 2022 (and in any event no later than March 15, 2023), restricted stock units that have vested will be paid out in shares of the Company's Common Stock equal in number to the vested restricted stock units plus a cash payment equal to the amount of dividends that would have been paid during the period on such number of shares of the Company's Common Stock. Upon retirement from the Company, Messrs. Merrill, Mitchell and Leger forfeited all restricted stock units granted in 2020, as they will not be employed at the vesting date.

For 2020, "Salary" for the Named Executive Officers accounted for approximately 19 percent to 40 percent of total direct compensation (i.e., salary plus targeted annual and long-term incentive compensation), while at risk compensation accounted for approximately 60 percent to 81 percent of total direct compensation, assuming achievement of a target level of performance for each Named Executive Officer's performance-based compensation and assuming 100 percent payout at vesting for restricted stock units.

Outstanding Equity Awards at 2020 Fiscal Year-End Table

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
S. Trauschke	—	—	—	N/A	N/A	19,125	(4)	$609,323	114,750	(6)	$3,655,935
						19,426	(5)	$618,912	116,556	(7)	$3,713,474
S.E. Merrill	—	—	—	N/A	N/A	4,460	(4)	$142,096	26,762	(6)	$852,637
						4,631	(5)	$147,544	27,788	(7)	$885,326
E.K. Mitchell (8)	—	—	—	N/A	N/A	—		$—	3,801	(6)	$121,100
						—		$—	13,164	(7)	$419,405
J.C. Leger, Jr.	—	—	—	N/A	N/A	2,479	(4)	$78,981	14,872	(6)	$473,822
						2,574	(5)	$82,008	15,442	(7)	$491,982
W. Sultemeier	—	—	—	N/A	N/A	3,305	(4)	$105,297	19,828	(6)	$631,720
						3,398	(5)	$108,260	20,390	(7)	$649,625
D.O. Jones	—	—	—	N/A	N/A	1,606	(4)	$51,167	9,634	(6)	$306,939
						1,327	(5)	$42,278	7,964	(7)	$253,733

(1)There are no stock options outstanding.
(2)The number of units is based on achieving maximum performance resulting in payout of 200 percent of target.
(3)Values were calculated based on a $31.86 closing price of the Company's Common Stock, as reported on the NYSE at December 31, 2020.
(4)These amounts represent restricted stock units for the vesting period January 1, 2020 through December 31, 2022.
(5)These amounts represent restricted stock units for the vesting period January 1, 2019 through December 31, 2021.
(6)These amounts represent performance units for the performance period January 1, 2020 through December 31, 2022.
(7)These amounts represent performance units for the performance period January 1, 2019 through December 31, 2021.
(8)Upon retirement in 2020, Mr. Mitchell forfeited all restricted stock units granted, as he will not be employed at the vesting dates, and will be entitled to a prorated payout (based on his number of full months of employment during the applicable
48 OGE Energy Corp. 2021 Proxy Statement

performance period) of performance units for the payment periods of January 1, 2020 through December 31, 2022 and January 1, 2019 through December 31, 2021 when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment.

2020 Option Exercises and Stock Vested Table

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Share Value Realized on Vesting ($)(3)	Dividend Equivalents on Share Value Realized ($)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
S. Trauschke	—	$—	75,667	$2,410,751	$344,285	$2,755,036
S.E. Merrill	—	$—	18,399	$586,192	$83,715	$669,907
E.K. Mitchell	—	$—	15,481	$493,225	$70,439	$563,664
J.C. Leger, Jr.	—	$—	10,663	$339,723	$48,517	$388,240
W. Sultemeier	—	$—	13,534	$431,193	$61,580	$492,773
D.O. Jones	—	$—	5,493	$175,007	$24,993	$200,000
(1)There are no stock options outstanding.
(2)As explained above, the Company's performance for the three-year performance period ended December 31, 2020 was above the minimum level of performance for the TSR and above the target of performance for the OG&E EPS awards, resulting in a payout of 80 percent of the 2018 performance units. Number of shares acquired on vesting indicates gross shares and does not contemplate shares withheld for the payment of income taxes.
(3)Values were calculated based on a $31.86 closing price of the Company's Common Stock, as reported on the NYSE at December 31, 2020.
2021 Proxy Statement OGE Energy Corp. 49

2020 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
S. Trauschke	Qualified Plan	11.67	$205,889	$—
	Restoration Plan	11.67	$681,880	$—
	SERP	2.00	$731,351	$—
S.E. Merrill	Qualified Plan	13.33	$224,003	$—
	Restoration Plan	13.33	$231,922	$—
E.K. Mitchell (3)	Qualified Plan	25.50	$—	$1,380,391
	Restoration Plan	25.50	$—	$2,921,270
J.C. Leger, Jr.	Qualified Plan	28.00	$1,435,446	$—
	Restoration Plan	28.00	$1,686,986	$—
W. Sultemeier	Qualified Plan	—	$—	$—
	Restoration Plan	—	$—	$—
D.O. Jones	Qualified Plan	12.50	$20,075	$—
	Restoration Plan	—	$—	$—
(1)Generally, a participant's years of credited service are based on his or her years of employment with the Company. However, under the SERP, years of service will commence no earlier than January 1, 2019.
(2)Amounts in this column reflect the present value of the Named Executive Officers benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 13 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2020, and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.
(3)Mr. Mitchell received a full distribution of the balance of his pension benefits upon retirement during 2020.

Employees hired or rehired on or after December 1, 2009 do not participate in the Pension Plan but are eligible to participate in the 401(k) Plan where, for each pay period, the Company contributes to the 401(k) Plan, on behalf of each participant, 200 percent of the participant's contributions up to five percent of compensation. As discussed above, employees hired or rehired before December 1, 2009 are also eligible to participate in the 401(k) Plan, and the Company contribution for each such participant varies depending on the participant's hire date, election with respect to participation in the Pension Plan and, in some cases, years of service.

Retirement benefits under the Pension Plan are payable to participants upon normal retirement (at or after age 65) or early retirement (at or after attaining age 55 and completing five or more years of service), to former employees after reaching retirement age (or, if elected, following termination) who have completed three or more years of service before terminating their employment and to participants after reaching retirement age (or, if elected, following termination) upon total and permanent disability. The benefits payable under the Pension Plan are subject to maximum limitations under the Code. Should benefits for a participant exceed the permissible limits of the Code or should the participant defer compensation to the Company's nonqualified Deferred Compensation Plan discussed below, the Restoration of Retirement Income Plan will provide benefits through a lump-sum distribution following retirement as provided in the Restoration of Retirement Income Plan, which benefits shall be actuarially equivalent to the amounts that would have been, but cannot be, payable to such participant annually under the Pension Plan because of the Code limits or deferrals to the nonqualified Deferred Compensation Plan. The Company and its subsidiaries fund the estimated benefits payable under the Restoration of Retirement Income Plan through contributions to a grantor trust for the benefit of those employees who will be entitled to receive payments under the Restoration of Retirement Income Plan. Of the Named Executive Officers, Mr. Mitchell and Mr. Leger were eligible for early retirement. Mr. Mitchell retired on June 1, 2020, and Mr. Leger retired on January 1, 2021. Based on meeting certain Pension Plan requirements, Mr. Mitchell and Mr. Leger were entitled to 100 percent of their benefit, as indicated in the table above.
50 OGE Energy Corp. 2021 Proxy Statement

In November 2019, the Board of Directors amended and restated the SERP, to, among other things, change the benefit formula under the SERP and designated Sean Trauschke, Chairman, President and Chief Executive Officer of OGE Energy as a participant in the SERP. Mr. Trauschke is currently the only participant in the SERP.
The SERP, which was originally adopted in 1993, is an unfunded supplemental executive retirement plan that is not subject to the benefit limits imposed by the Code. The SERP, as amended, will provide to designated participants a retirement benefit at or after age 60 equal to the actuarial equivalent of 1.32 percent of the participant's average compensation (equal to base salary, plus target amount of annual incentive award in effect) during his or her final 36 months of employment, multiplied by his or her years of service (or portions thereof). For this purpose, years of service commence upon the later to occur of the participant's commencement of employment with the Company or January 1, 2019. SERP payments will be made in a lump sum after becoming eligible for benefits and following termination, as provided in the SERP, in an amount equal to the actuarial equivalent of the monthly annuity.

2020 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
S. Trauschke	$408,689	$128,042	$461,839	$—	$4,319,596
S.E. Merrill	$58,826	$35,599	$56,858	$—	$912,179
E.K. Mitchell	$90,613	$21,382	$(431,748)	$2,095,252	$—
J.C. Leger, Jr.	$—	$—	$9,848	$—	$1,077,705
W. Sultemeier	$21,266	$42,533	$(4,291)	$2,460	$181,886
D.O. Jones	$—	$—	$81,131	$—	$571,029
(1)All executive and registrant contributions in the last fiscal year are reported as compensation to such executive officer in the Summary Compensation Table on page 45. The specific aggregate amounts reported for each of such officers is: S. Trauschke, $536,731; S.E. Merrill, $94,425; E.K. Mitchell, $111,995; J.C. Leger, Jr., $0; W. Sultemeier, $63,799; and D.O. Jones, $0.
(2)Reflects the following amounts for each of the following executive officers that were reported as compensation to such executive officer in prior Summary Compensation Tables: S. Trauschke, $3,321,026; S.E. Merrill, $760,896; E.K. Mitchell, $2,537,919; J.C. Leger, Jr., $1,067,857; and W. Sultemeier, $124,838; and D.O. Jones, $0.

The Company provides a nonqualified deferred compensation plan which is intended to be an unfunded plan. The plan's primary purpose is to provide a tax-deferred capital accumulation vehicle for a select group of management, highly compensated employees and non-employee members of the Board of Directors of the Company and to supplement such employees' 401(k) Plan contributions as well as offering this plan to be competitive in the marketplace. Eligible employees who enroll in the plan have the following deferral options: (i) eligible employees may elect to defer up to a maximum of 70 percent of base salary and 100 percent of annual incentive awards; or (ii) eligible employees may elect a deferral percentage of base salary and annual incentive awards based on the deferral percentage elected for a year under the 401(k) Plan with such deferrals to start when maximum deferrals to the qualified 401(k) Plan have been made because of limitations in that plan. Eligible directors may also elect to defer up to a maximum of 100 percent of directors' annual cash retainer.
The Company matches employee (but not non-employee director) deferrals to make up for any match lost in the 401(k) Plan because of deferrals to the deferred compensation plan and to allow for a match that would have been made under the 401(k) Plan on that portion of either the first six percent of total compensation or the first five percent of total compensation, as applicable, depending on prior participant elections, deferred that exceeds the limits allowed in the 401(k) Plan. Matching credits vest based on years of service, with full vesting after three years or, if earlier, on retirement, disability, death, a change in control of the Company or termination of the plan.
2021 Proxy Statement OGE Energy Corp. 51

Deferrals, plus any Company match, are credited to a recordkeeping account in the participant's name. Earnings on the deferrals are indexed to the assumed investment funds selected by the participant. In 2020, those investment options (and investment returns) included:

Investment Fund Option	Investment Return
Company Common Stock Fund	(24.95)%
VIF Money Market (Goldman Sachs)	0.43%
VIT Total Return Admin (PIMCO)	8.65%
American Century VP	9.55%
VIT Value Svc (MFS)	3.22%
Stock Index Initial (BNY Mellon)	18.01%
IS Growth 2 (American Funds)	52.08%
Mid Cap Value Portfolio (American Century)	1.21%
Janus Henderson VIT	19.18%
Small Cap (Dimensional Fund Advisors)	3.98%
VIF Small Company Growth (Vanguard)	23.18%
VIT II International Value Svc (MFS)	20.21%
IS International 2 (American Funds)	13.97%
Model Portfolio – Conservative (The Newport Group)	9.16%
Model Portfolio – Moderate/Conservative (The Newport Group)	12.10%
Model Portfolio – Moderate (The Newport Group)	14.12%
Model Portfolio – Moderate/Aggressive (The Newport Group)	15.40%
Model Portfolio – Aggressive (The Newport Group)	16.92%

As noted in the table above, The Newport Group, the administrator of the plan, provides five model portfolios using the investment options in the Company's Deferred Compensation Plan to span the risk profile from conservative to aggressive. The conservative portfolio is constructed to provide higher expected returns than a money market fund while only taking 10 percent to 30 percent of the risks associated with the stock market. The moderate/conservative portfolio is designed to provide modest expected portfolio growth while taking only 30 percent to 50 percent of the short-term risk associated with the stock market. The moderate portfolio is managed to provide expected capital appreciation over a market cycle. This portfolio will experience 50 percent to 70 percent of the risks associated with the stock market. The moderate/aggressive portfolio is managed to be a diversified stock portfolio that includes a fixed income component to reduce volatility. The portfolio will experience 70 percent to 90 percent of the risks associated with the stock market. Over the long term, the aggressive portfolio is intended to provide for the maximum expected long-term growth of capital. This portfolio will take 100 percent of the risks associated with the stock market.
Normally, payments under the deferred compensation plan begin within one year after retirement. For these purposes, normal retirement age is 65, and the minimum age to qualify for early retirement is age 55 with at least five years of service. Benefits will be paid, at the election of the participant, either in a lump sum or a stream of annual payments for up to 15 years, or a combination thereof. Participants whose employment terminates before they qualify for retirement will receive their vested account balance in one lump sum following termination as provided in the plan. Participants also will be entitled to pre- and post-retirement survivor benefits. If the participant dies while in employment before retirement, his or her beneficiary will receive a payment of the account balance plus a supplemental survivor benefit equal to two times the total amount of base salary and annual incentive payments deferred under the plan. If the participant dies following retirement, his or her beneficiary will continue to receive the remaining vested account balance. Additionally, eligible surviving spouses will be entitled to a lifetime survivor annuity payable annually. The amount of the annuity is based on 50 percent of the participant's account balance at retirement, the spouse's age and actuarial assumptions established by the Company's Plan Administration Committee.

At any time prior to retirement, a participant may withdraw all or part of amounts attributable to his or her vested account balance under the deferred compensation plan at December 31, 2004, subject to a penalty of 10 percent of the amount withdrawn. In addition, at the time of the initial deferral election, a participant may elect to receive one or more in-service distributions on specified dates without penalty. Hardship withdrawals, without penalty, may also be permitted at the discretion of the Company's Plan Administration Committee.
52 OGE Energy Corp. 2021 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees (i) the compensation of the Company's directors and principal officers, (ii) the Company's executive compensation policy and (iii) the Company's benefit programs.

The Compensation Committee has six members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company's shares are listed.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing elsewhere in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.
Compensation Committee

Frank A. Bozich, Member
James H. Brandi, Member
Luke R. Corbett, Member
David L. Hauser, Chair*
Luther C. Kissam, IV, Member**
Judy R. McReynolds, Member*
Sheila G. Talton, Member

*Mr. Hauser became Chair of the Compensation Committee effective December 1, 2020, replacing Ms. McReynolds as Chair.
**Mr. Kissam has been a member of the Compensation Committee since September 1, 2020.
2021 Proxy Statement OGE Energy Corp. 53

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Mitchell, Merrill and Leger
As described above, Mr. Mitchell retired on June 1, 2020, Mr. Merrill retired effective January 1, 2021, and Mr. Leger retired effective January 1, 2021.
In connection with his retirement, Mr. Mitchell received unused vacation pay of $41,737 that is included in the Salary column of the Summary Compensation Table on page 45, the payout of the earned annual incentive compensation for 2020 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 45 and the payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2020 as reflected in the Total Value Realized column in the 2020 Option Exercises and Stock Vested Table on page 49. For the outstanding grants of performance units whose performance periods ends on December 31, 2021 and December 31, 2022, Mr. Mitchell will be entitled to a prorated payout (based on the individual's number of full months of employment during the applicable performance period) when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment. Assuming that the applicable goals for the performance units were subsequently satisfied at target levels and that the price of the Company's common stock was $31.86 (the closing price on December 31, 2020), Mr. Mitchell would be entitled to $419,405 for the performance units whose performance period ends December 31, 2021 and $121,100 for the performance units whose performance period ends December 31, 2022. Mr. Mitchell forfeited all restricted stock units upon retirement.
In connection with his retirement, Mr. Merrill received the payout of the earned annual incentive compensation for 2020 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 45 and the payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2020 as reflected in the Total Value Realized column in the 2020 Option Exercises and Stock Vested Table on page 49. The reason for the same payouts is that Mr. Merrill was employed throughout the entire performance period for the award. For the outstanding grants of performance units whose performance periods ends on December 31, 2021 and December 31, 2022, Mr. Merrill will be entitled to a prorated payout (based on the individual's number of full months of employment during the applicable performance period) when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment. Assuming that the applicable goals for the performance units were subsequently satisfied at target levels and that the price of the Company's common stock was $31.86 (the closing price on December 31, 2020), Mr. Merrill would be entitled to $295,109 for the performance units whose performance period ends December 31, 2021 and $142,106 for the performance units whose performance period ends December 31, 2022. Mr. Merrill forfeited all restricted stock units upon retirement.
In connection with his retirement, Mr. Leger received the payout of the earned annual incentive compensation for 2020 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 45 and the payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2020 as reflected in the Total Value Realized column in the 2020 Option Exercises and Stock Vested Table on page 49. The reason for the same payouts is that Mr. Leger was employed throughout the entire performance period for the award. For the outstanding grants of performance units whose performance periods ends on December 31, 2021 and December 31, 2022, Mr. Leger will be entitled to a prorated payout (based on the individual's number of full months of employment during the applicable performance period) when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment. Assuming that the applicable goals for the performance units were subsequently satisfied at target levels and that the price of the Company's common stock was $31.86 (the closing price on December 31, 2020), Mr. Leger would be entitled to $163,994 for the performance units whose performance period ends December 31, 2021 and $78,970 for the performance units whose performance period ends December 31, 2022. Mr. Leger forfeited all restricted stock units upon retirement.
Trauschke, Sultemeier and Jones
The Company has entered into change of control agreements with each officer of the Company, including Messrs. Trauschke, Sultemeier and Jones, that will become effective only upon a change of control of the Company. The change of control agreements are considered to be double trigger agreements because payment will only be made following a change of control and termination of employment. Under the agreements, a change of control generally means (i) any acquisition of 20 percent or more of the Company's Common Stock (subject to limited exceptions for acquisitions directly from the Company, acquisitions by the Company or one of the Company's employee benefit plans, or acquisitions pursuant to specified business combinations approved by a majority of the incumbent directors), (ii) directors of the Company as of the date of the agreements and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute
54 OGE Energy Corp. 2021 Proxy Statement

a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a "business combination") (except specified business combinations approved by a majority of the incumbent directors), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.
Under the agreements, the officer is to remain an employee for a three-year period following a change of control of the Company. During this three-year period following a change of control of the Company, the officer is entitled to (i) an annual base salary in an amount at least equal to his or her base salary prior to the change of control, (ii) an annual incentive payout in an amount at least equal to his or her highest incentive payout in the three years prior to the change of control and (iii) continued participation in the incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and provision of fringe benefits to the extent paid or provided to (i) such officer prior to the change of control or (ii) if more favorable, other peer executives of the Company.
If an executive officer's employment is terminated by the Company "without cause" following a change of control, the executive officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated annual incentive payout and (ii) a severance payment equal to 2.99 times the sum of such officer's (a) annual base salary and (b) highest recent annual incentive payout. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination, although if the officer is a "specified employee" (within the meaning of Section 409A of the Code), payment of the prorated incentive payout and severance payment will be delayed until the first day of the seventh month following the officer's termination (or earlier death). The officer also is entitled to continued welfare benefits for three years and outplacement services. If these payments and benefits, when taken together with any other payments to the officer, would result in the imposition of the excise tax on excess parachute payments under Section 4999 of the Code, then the severance benefits will be reduced to the extent where no excise tax would be payable if such reduction results in a greater after-tax payment to the officer.
Assuming that a change of control had occurred and Messrs. Trauschke, Sultemeier and Jones were terminated on December 31, 2020, then they would have been entitled to the following lump sum severance payments under their change of control agreements: S. Trauschke, $6,939,356, W. Sultemeier, $2,295,686 and D.O. Jones, $1,253,845. For these purposes, it is assumed that the payments would not result in the imposition of the excise tax on excess parachute payments, which if triggered, could result in a reduction of the foregoing amounts. They would also be entitled to outplacement services, valued at $50,000 each, and continued welfare benefits for three years at a value of $35,280 each. For these purposes we have assumed that health care costs will remain constant. These officers also would be entitled to the retirement benefits they would otherwise be entitled to receive as set forth in the 2020 Pension Benefits Table on page 50. Finally, matching credits under the nonqualified Deferred Compensation Plan would vest and the officers would be entitled to the benefits set forth in the 2020 Nonqualified Deferred Compensation Table on page 51.
In addition, pursuant to the terms of the Company's incentive compensation plans, upon a change of control, all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; all restricted stock units will vest and be paid out immediately in cash; and any annual incentive award outstanding for the year in which the participant's termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis. Assuming that a change of control occurred on December 31, 2020 and that the price of the Company's Common Stock (and the change of control price) was $31.86 (the closing price on December 31, 2020), then Messrs. Trauschke, Sultemeier and Jones would have been entitled to the following lump sum payments for performance unit awards and restricted stock unit awards: S. Trauschke, $4,912,940, W. Sultemeier, $854,262 and D.O. Jones, $373,782. In addition, they would have received the same payout of the earned annual incentive compensation for 2020 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 45 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2020 as reflected in the Stock Awards - Value Realized on Vesting column in the 2020 Option Exercises and Stock Vested Table on page 49. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. There were no stock options outstanding as of December 31, 2020.

If Messrs. Trauschke, Sultemeier and Jones terminates employment other than following a change of control as described above, such officer will be entitled to receive amounts earned during the course of his or her employment, including accrued salary and unpaid salary and unused vacation pay. If the termination was a result of death, disability or retirement, the executive officer or his or her representative would be entitled to a regular payout of any earned annual and long-term awards whose performance periods had ended prior to the individual's termination, and to a prorated payout (based on the individual's number of full months of employment during the applicable performance period) for other outstanding annual incentive awards and performance units when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment; provided that with respect to the performance units, in the event of a termination of employment
2021 Proxy Statement OGE Energy Corp. 55

due to death or disability, the Compensation Committee may elect a payout equal to the target amount of the award payable within 60 days following such death or disability so long as such payment would comply with Section 409A of the Code. Assuming that Messrs. Trauschke, Sultemeier and Jones terminated their employment as a result of death, disability or retirement on December 31, 2020, each executive officer would have received the same payout of the earned annual incentive compensation for 2020 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 45 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2020 as reflected in the Stock Awards - Value Realized on Vesting column in the 2020 Option Exercises and Stock Vested Table on page 49. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. For the outstanding grants of performance units whose performance periods ends on December 31, 2021 and December 31, 2022, and assuming that Messrs. Trauschke, Sultemeier and Jones terminated their employment as a result of death, disability or retirement on December 31, 2020, that the applicable goals for such performance units were subsequently satisfied at target levels and that the price of the Company's Common Stock was $31.86 (the closing price on December 31, 2020) at the time payouts of such performance units occurred, they would be entitled to receive the Company's Common Stock having the following values at the time payout of such performance units occurred: S. Trauschke, $1,237,825 for the performance units whose performance period ends December 31, 2021 and $609,323 for the performance units whose performance period ends December 31, 2022; W. Sultemeier, $216,563 for the performance units whose performance period ends December 31, 2021 and $105,287 for the performance units whose performance period ends December 31, 2022; and D.O. Jones, $84,578 for the performance units whose performance period ends December 31, 2021 and $51,157 for the performance units whose performance period ends December 31, 2022. Alternatively, if the Compensation Committee elects to pay out the performance units for the performance periods ending December 31, 2020 and December 31, 2021 at target within 60 days of death or disability, and assuming that such death or disability occurred on December 31, 2020 and that the price of the Company's Common Stock was $31.86 (the closing price on December 31, 2020), they would be entitled to receive the Company's Common Stock having the following values: S. Trauschke, $3,684,705, W. Sultemeier, $640,705 and D.O. Jones, $280,337.

All restricted stock units that have not vested will be forfeited upon a termination of employment; provided that in the event of a termination of employment due to death, disability, retirement or involuntary termination, the Compensation Committee may provide that all or a portion of the unvested units shall become vested. For the outstanding grants of restricted stock units whose restricted period ends December 31, 2022, and assuming that Messrs. Trauschke, Sultemeier and Jones terminated their employment as a result of death, disability, retirement or involuntary termination on December 31, 2020, that the Compensation Committee approved the vesting of all such restricted stock units, and that the price of the Company's Common Stock was $31.86 (the closing price on December 31, 2020), they would be entitled to receive the Company's Common Stock having the following values: S. Trauschke, $412,608 for the restricted stock units whose vesting period ends December 31, 2021 and $203,108 for the restricted stock units whose vesting period ends December 31, 2022; W. Sultemeier, $72,174 for the restricted stock units whose vesting period ends December 31, 2021 and $35,099 for the restricted stock units whose vesting period ends December 31, 2022; and D.O. Jones, $28,185 for the restricted stock units whose vesting period ends December 31, 2021 and $17,056 for the restricted stock units whose vesting period ends December 31, 2022.

All Named Executive Officers

In addition to the benefits described above, upon retirement, the Named Executive Officers will be entitled to receive the retirement benefits described in the 2020 Pension Benefits Table on page 50 and the nonqualified deferred compensation benefits set forth in the 2020 Nonqualified Deferred Compensation Table on page 51 as well as contributory lifetime retiree medical benefits if they were hired prior to February 1, 2000.
56 OGE Energy Corp. 2021 Proxy Statement

SECURITY OWNERSHIP

The following table shows the number of shares of the Company's Common Stock beneficially owned on February 25, 2021, by each Director, by each of the Named Executive Officers, by all Executive Officers and Directors as a group and by each shareholder owning five percent or more of the Company's Common Stock:

	Number of Common		Number of Common
	Shares (1) (2)		Shares (1) (2)
Frank A. Bozich	31,371	S. Trauschke	325,078
James H. Brandi	49,331	S.E. Merrill	60,382
Peter D. Clarke	12,171	E.K. Mitchell	43,296
Luke R. Corbett	167,031	J.C. Leger, Jr.	54,050
David L. Hauser	26,474	W. Sultemeier	28,493
Luther C. Kissam, IV	1,349	D.O. Jones	30,098
Judy R. McReynolds	35,741
David E. Rainbolt	12,824
J. Michael Sanner	24,214
Sheila G. Talton	28,418	All Executive Officers and Directors	1,026,283
		(as a group of 27 persons)
BlackRock, Inc. (3)	28,547,917	The Vanguard Group (4)	19,312,287
55 East 52nd Street		100 Vanguard Blvd.
New York, NY 10055		Malvern, PA 19355
(1)Ownership by each executive officer is less than 0.2 percent of the class, by each director other than Mr. Trauschke is less than 0.1 percent of the class and, for all executive officers and directors as a group, is less than 1.0 percent of the class. Amounts shown include shares for which, in certain instances, an individual has disclaimed beneficial interest. Amounts shown for executive officers include 60,793 shares of the Company's Common Stock representing their interest in shares held under the Company's 401(k) Plan and Deferred Compensation Plan for which in certain instances they have voting power but not investment power.
(2)Amounts shown for Messrs. Bozich, Brandi, Clarke, Corbett, Hauser, Kissam, Rainbolt and Sanner and Mses. McReynolds and Talton include, 16,185; 41,331; 10,321; 165,803; 25,474; 1,349; 10,824; 21,214; 34,741; and 28,418 common stock units, respectively, under the Company's Deferred Compensation Plan.
(3)Based on a Schedule 13G filed on January 26, 2021, BlackRock, Inc. along with certain other affiliates, is deemed to beneficially own these shares. These shares represented 14.3 percent of the Company's outstanding Common Stock on February 25, 2021.
(4)Based on a Schedule 13G filed on February 10, 2021, The Vanguard Group along with certain other affiliates, is deemed to beneficially own these shares. These shares represented 9.7 percent of the Company's outstanding Common Stock on February 25, 2021.

The information on share ownership is based on information furnished to us by the individuals listed above and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

2021 Proxy Statement OGE Energy Corp. 57

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2020 with respect to the shares of the Company's Common Stock that may be issued under the existing equity compensation plan:

	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Price of Outstanding Options	Number of Securities Remaining Available for future issuances under equity compensation plans (excluding securities reflected in Column A)
Equity Compensation Plans Approved by Shareholders	816,183	(1)	N/A	6,105,771	(2)
Equity Compensation Plans Not Approved by Shareholders	—		N/A	N/A
(1)Comprised of performance units and restricted stock units which have been granted under the OGE Energy Corp. 2013 Stock Incentive Plan. For performance units, this represents the target number of performance units granted. Actual number of performance units earned, if any, is dependent upon performance and may range from 0 percent to 200 percent of the target. There were no outstanding stock options as of December 31, 2020.
(2)Under the 2013 Stock Incentive Plan, restricted stock, restricted stock units, stock options, SARs and performance units may be granted to officers, directors and other key employees. Amount represents the maximum shares available for future issuances under OGE Energy Corp.'s equity compensation plan assuming settlement of the performance units at target.

DELINQUENT SECTION 16(a) REPORTS

Under federal securities laws, our directors and executive officers are required to report, within specified dates, their initial ownership in the Company's Common Stock and subsequent acquisitions, dispositions or other transfers of interest in such securities. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Except as set forth in the immediately succeeding sentences, to our knowledge, all of our officers and directors subject to such reporting obligations satisfied their reporting obligations in full in 2020. In December, 2020, due to a change in the individual's SEC filing codes, a Form 4 was filed one day late to reflect the acquisition of common stock units for Mr. Rainbolt.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be included in the proxy statement for the Annual Meeting of Shareholders in 2022 must be received by the Company by December 6, 2021. Proposals received by that date, deemed to be proper for consideration at the Annual Meeting of Shareholders and otherwise conforming to the rules of the SEC, will be included in the 2022 proxy statement.

If you intend to submit a shareholder proposal for consideration at the Annual Meeting of Shareholders, but do not want it included in the proxy statement, you must follow the procedures established by our bylaws. These procedures require that you notify us in writing of your proposal. Your notice must be received by the Corporate Secretary at least 90 days prior to the meeting and must contain the following information:

•a brief description of the business you desire to bring before the Annual Meeting of Shareholders and your reasons for conducting such business at the Annual Meeting of Shareholders;
•your name and address;
•the number of shares of the Company's Common Stock which you beneficially own; and
•any material interest you may have in the business being proposed.

Shareholders wishing to nominate a director candidate and have that candidate appear in the Company's proxy statement, should follow the procedures in the Company's bylaws and outlined on page 11 under "Corporate Governance - Director Qualifications and Nomination Process."
58 OGE Energy Corp. 2021 Proxy Statement

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the SEC called "householding." Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only a single copy of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check or dividend reinvestment statement mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement for your household, please contact Computershare; P.O. Box 505000, Louisville, KY 40233-5000 or phone toll free 1-888-216-8114.

If you participate in householding and would like to receive a separate copy of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, please call us at 405-553-3966 or write us at: OGE Energy Corp. Shareholder Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We will deliver the requested documents to you promptly upon receipt of your request.

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only a single copy of our Notice of Internet Availability of Proxy Materials, or our Annual Report to Shareholders or proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call us at 405-553-3966 or write us at: OGE Energy Corp. Shareholder Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. If you want to receive separate copies of our Annual Report to Shareholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only a single copy for your household, you should contact your bank, broker, or other nominee record holder.

2021 Proxy Statement OGE Energy Corp. 59

Appendix A
Proposed Amendments to OGE Energy Certificate of Incorporation to Implement Written Consent

VIII.

Any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting of such holders and, except as (i) provided by, and subject to the limitations of, Article XIII hereof or (ii) as otherwise mandated by Oklahoma law, may not be effected without such a meeting by any consent in writing by such holders.

Except as otherwise mandated by Oklahoma law and except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, special meetings of shareholders of the corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or by the President of the corporation.

Notwithstanding any other provisions of this Article VIII or of any other Article hereof or of the By-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified from time to time by law, this Article VIII, any other Article hereof, or the By-laws of the corporation), the provisions of this Article VIII may not be altered amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote generally, voting together as a single class.

XIII.

A.    WRITTEN CONSENT. Certain actions required or permitted to be taken by the shareholders of the corporation at an annual or special meeting of the shareholders may be effected without a meeting by the written consent of the shareholders of the corporation entitled to vote thereon, but only if such action is taken in accordance with the provisions of this Article XIII.

B.    REQUEST FOR RECORD DATE. The record date for determining such shareholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article XIII. Any shareholder of the corporation seeking to have such shareholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the corporation, delivered to the corporation at its principal executive offices and signed by holders of record at the time such request is delivered who own shares representing in the aggregate a majority of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote on the matter (the “Requisite Percent”), request that a record date be fixed for such purpose. For purposes of this Article XIII, a person shall be deemed to “own” only those shares of outstanding shares as to which the person possesses both (i) full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, which terms may be further defined in the By-laws adopted from time to time. The written request must contain the information set forth in Section C of this Article XIII. Following receipt of the request from the Requisite Percent, the Board of Directors shall, by the later of (i) twenty (20) days after receipt of a valid request to set a record date and (ii) five (5) days after delivery of any information requested by the corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent of shareholders in lieu of a meeting, determine the validity of the request and whether the request relates to an action that may be authorized or taken by written consent pursuant to this Article XIII and, if appropriate, may adopt a resolution fixing the record date for such purpose (unless the Board of Directors shall have previously fixed a record date thereof). The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If the request from the Requisite Percent has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article XIII or if no such determination shall have been made by the date required by this Article XIII, and in either event no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date, when no prior action by the Board of Directors is required under the provisions of Oklahoma law, shall be the first date (after the expiration of the time period provided by the fifth sentence of this Section B) on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the corporation in the manner described in Section G of this Article XIII; provided that, if prior action by the Board of Directors is required under the provisions of Oklahoma law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

OGE Energy Corp. 2021 Proxy Statement A-1

Appendix A
C.    REQUEST REQUIREMENTS. The request required by Section B of this Article XIII (i) must be delivered to the Secretary at the principal executive offices of the corporation by the holders of record owning at least the Requisite Percent of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote on the matter (with written evidence of such ownership attached to the request (provided, however, that if the shareholder(s) making the request are not the beneficial owners of the shares representing at least the Requisite Percent of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote on the matter, then the request must also include documentary evidence that the beneficial owners on whose behalf the request is made beneficially own at least the Requisite Percent of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote on the matter as of the date on which such request is delivered to the Secretary)), who shall not revoke such request and who shall continue to own not less than the Requisite Percent of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote on the matter through the date of delivery of consents signed by a sufficient number of shareholders to authorize or take such action, (ii) must contain an agreement to solicit consents in accordance with Section E of this Article VII, (iii) must describe the action proposed to be authorized or taken by written consent of shareholders and (iv) must contain (1) such information and representations, to the extent applicable, then required by the By-laws of the corporation, as amended from time to time, as though such shareholder was intending to make a nomination of persons for election to the Board of Directors or bring any other matter before a meeting of shareholders, as applicable, and (2) the text of the proposed action to be authorized or taken (including the text of any resolutions to be adopted by written consent of shareholders and the language of any proposed amendment to the By-laws of the corporation). The corporation may require the shareholder(s) submitting such request to furnish such other information as may be requested by the corporation to determine whether the request relates to an action that may be effected by written consent under Section D of this Article XIII. In connection with an action or actions proposed to be authorized or taken by written consent in accordance with this Article XIII and applicable law, the shareholder(s) seeking such action or actions shall further update and supplement the information previously provided to the corporation in connection therewith, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for such action and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after such record date. Any requesting shareholder may revoke his, her or its request at any time by written revocation delivered to the Secretary of the corporation at the corporation’s principal executive offices. Any disposition by a requesting shareholder of any shares of voting stock of the corporation (or of beneficial ownership of such shares by the beneficial owner on whose behalf the request was made) after the date of the request, shall be deemed a revocation of the request with respect to such shares. If the unrevoked requests represent in the aggregate less than the Requisite Percent prior to the time the record date is set in accordance with this Section B, the Board of Directors, in its discretion, is not obligated to set such a record date and the shareholders are not entitled to act by written consent.

D.    ACTIONS WHICH MAY BE TAKEN BY WRITTEN CONSENT. Shareholders are not entitled to act by written consent if (i) the action relates to an item of business that is not a proper subject for shareholder action under applicable law, (ii) the request for a record date for such action is received by the corporation during the period commencing one hundred twenty (120) days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) thirty (30) calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the corporation and its shareholders, a “Similar Item”), other than the election or removal of directors, was presented at any meeting of shareholders held not more than twelve (12) months before the request for a record date for such action is received by the corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at any meeting of shareholders held not more than ninety (90) days before the request for a record date was received by the corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (v) a Similar Item is included in the corporation’s notice as an item of business to be brought before a shareholders meeting that has been called by the time the request for a record date is received by the corporation but not yet held, (vi) the Board of Directors calls an annual or special meeting of shareholders for purposes of presenting a Similar Item or solicits action by written consent of shareholders of a Similar Item pursuant to Section J of this Article XIII or (vii) such record date request was made in a manner that either did not comply with this Article XIII, the corporation’s By-laws or involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law.

E.    MANNER OF CONSENT SOLICITATION. Shareholders of the corporation may authorize or take action by written consent only if consents are solicited by the shareholder or group of shareholders seeking to authorize or take action by written consent of shareholders in accordance with this Article XIII and applicable law from all holders of voting stock of the corporation entitled to vote on the matter.

F.    FORM AND TIMING OF CONSENT. No written consent purporting to take or authorize the taking of corporate action shall be effective to take the corporate action referred to therein unless, consents signed by a sufficient number
A-2 OGE Energy Corp. 2021 Proxy Statement

Appendix A
of shareholders to take such action are so delivered to the corporation in the manner required by Section G of this Article XII within sixty (60) days of the first date on which a consent is so delivered to the corporation.

G.    DELIVERY OF CONSENTS. No consents may be delivered to the corporation until sixty (60) days after the delivery of a valid request to set a record date from the Requisite Percent. Consents must be delivered to the corporation by delivery to its registered office in the State of Oklahoma or its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the receipt by the corporation of consents, the Secretary of the corporation, or such other officer of the corporation as the Board of Directors may designate, shall provide for the safe-keeping of such consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of the corporation, or such other officer or agent of the corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the shareholders of a number of shares having the requisite voting power to authorize or take the action specified in consents have given consent; provided, however, that if the action to which the consents relate is the removal or replacement of one or more members of the Board of Directors, the Secretary of the corporation or other officer, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors with respect to such consents and such inspectors shall discharge the functions of the Secretary of the Corporation or other officer, as the case may be, under this Article XIII. If after such investigation the Secretary of the corporation, such other officer of the corporation as the Board of Directors may designate or the inspector(s), as the case may be, shall determine that the action purported to have been taken is duly authorized by the consents, that fact shall be certified on the records of the corporation kept for the purpose of recording the proceedings of meetings of shareholders and the consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of the corporation, such other officer or agent of the corporation as the Board of Directors may designate or the inspector(s), as the case may be, may, at the expense of the corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

H.    EFFECTIVENESS OF CONSENT. Notwithstanding anything in the Restated Certificate of Incorporation to the contrary, no action may be authorized or taken by the shareholders by written consent except in accordance with this Article XIII and applicable law. If the Board of Directors shall determine that any request to fix a record date or to take shareholder action by written consent was not properly made in accordance with, or does not comply with, this Article XIII or applicable law, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent shall be effective until such date as the Secretary of the corporation, such other officer of this corporation as the Board of Directors may designate, or the inspector(s), as applicable, certifies to the corporation that the consents delivered to the corporation in accordance with Section G of this Article XIII represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Oklahoma law and the Restated Certificate of Incorporation.

I.    CHALLENGE TO VALIDITY OF CONSENT. Nothing contained in this Article XIII shall in any way be construed to suggest or imply that the Board of Directors of the corporation or any shareholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the Secretary of the corporation, such other officer of the corporation as the Board of Directors may designate or the inspector(s), as the case may be, or to take any other action (including, without limitation, the commencement prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

J.    BOARD-SOLICITED SHAREHOLDER ACTION BY WRITTEN CONSENT. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article XIII or any related provisions of the By-laws of the corporation shall apply to any solicitation of shareholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit shareholder action by written consent in accordance with applicable law.

OGE Energy Corp. 2021 Proxy Statement A-3

Appendix B
Proposed Amendments to OGE Energy By-laws to Implement Written Consent

Section 4.12 Informal Action by Shareholders. Any action required or permitted to be taken by the shareholders of the Corporation ~~must be effected~~ at a duly called annual or special meeting of such holders ~~and,~~may be effected by a consent or consents in writing of the shareholders only to the extent provided by, and subject to the limitations in, the Corporation's Restated Certificate of Incorporation, or except as otherwise mandated by Oklahoma law~~, may not be effected without such a meeting by any consent in writing by such holders~~.

B-1 OGE Energy Corp. 2021 Proxy Statement

OGE ENERGY CORP. P.O. BOX 321 OKLAHOMA CITY, OK 73101-0321 ATTN: JASON BAILEY

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OGE2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

[Shareholder Address]
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME OGE Energy Corp. Common Stock	CONTROL # à SHARES PAGE 1 of 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OGE ENERGY CORP. The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
1a. - Frank A. Bozich	☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as the Company's principal independent accountants for 2021.	☐	☐	☐
1b. - Peter D. Clarke	☐	☐	☐
1c. - Luke R. Corbett	☐	☐	☐
1d. - David L. Hauser	☐	☐	☐	3. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
1e. - Luther C. Kissam, IV	☐	☐	☐
1f. - Judy R. McReynolds	☐	☐	☐	4. Amendment of the Restated Certificate of Incorporation and By-laws to Permit Shareholders to Act by Written Consent.	☐	☐	☐
1g. - David E. Rainbolt	☐	☐	☐
1h. - J. Michael Sanner	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
1i. - Sheila G. Talton	☐	☐	☐
1j. - Sean Trauschke	☐	☐	☐	5. Shareholder Proposal Regarding Simple Majority Vote.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

SHARES CUSIP #
Signature [PLEASE SIGN WITHIN BOX]		Date	JOB#		Signature (Joint Owners)	Date	SEQUENCE #

It is important that your shares are represented at this meeting, whether or not you attend the meeting online.
To make sure your shares are represented, we urge you to vote by Internet, telephone, or complete and mail the proxy card above.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Annual Meeting of OGE Energy Corp. Shareholders
Thursday, May 20, 2021 10:00 a.m. CDT

The undersigned hereby appoints Judy R. McReynolds and Sean Trauschke, and each of them severally, with full power of substitution and with full power to act with or without the other, as the proxies of the undersigned to represent and to vote all shares of stock of OGE Energy Corp. held of record by the undersigned on March 22, 2021, at the Company's Annual Meeting of Shareholders to be held on May 20, 2021, and at all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2021, FOR THE APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AND FOR THE AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS TO PERMIT SHAREHOLDERS TO ACT BY WRITTEN CONSENT AND AGAINST THE SHAREHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTE. PLEASE VOTE BY INTERNET, TELEPHONE, OR MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Unless you attend and vote online during the meeting, you MUST vote by Internet, telephone, or sign and return your proxy in order to have your shares voted at the meeting.

Continued and to be marked, dated and signed on the other side